                                                                      EXHIBIT 2


                           STATE OF SOUTH CAROLINA
                              SECRETARY OF STATE

                              ARTICLES OF MERGER
                              OR SHARE EXCHANGE


         Pursuant to Section 33-11-105 of the 1976 South Carolina Code, as amended, the undersigned as the surviving corporation in a merger or the acquiring corporation in a share exchange, as the case may be, hereby submits the following information:

1.       The name of the surviving or acquiring corporation is
         The Liberty Corporation
         -----------------------

2. Attached hereto and made a part hereof is a copy of the Plan of Merger or Share Exchange (see Sections 33-11-101 (merger), 33-11-102 (share exchange), 33-11-104 (merger of subsidiary into parent), 33-11-107 (merger or share exchange with a foreign corporation), and 33-11-108 (merger of a parent corporation into one of its subsidiaries).

3. Complete the following information to the extent it is relevant with respect to each corporation which is a party to the transaction:

         (a)     Name of the corporation  State National Capital Corporation
                                          ----------------------------------
                 Complete either (1) or (2), whichever is applicable:

                 (1) / / Shareholder approval of the merger or stock exchange was not required (See Sections 33-11-103(h), 33-11-104(a), and 33-11-108(a)).

                 (2) /X/ The Plan of Merger or Share Exchange was duly approved by shareholders of the corporation as follows:

                  Number of          Number of        Number of Votes       Number of Undisputed*
   Voting        Outstanding      Votes Entitled      Represented at           Shares Voted
   Group           Shares           to be cast         the meeting         For             Against
   ------        -----------      --------------      ---------------      -----------------------
Common Stock      1,061,190         1,061,190            1,060,956         1,059,240        1,716


*NOTE: Pursuant to the Section 33-1-05(a)(3)(ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.



                                                   Date     MAR 31 1994
                                                   --------------------------
                                      CERTIFIED TO BE A TRUE AND CORRECT COPY
                                      AS TAKEN FROM AND COMPARED WITH THE
                                      ORIGINAL ON FILE IN THIS OFFICE.

                                      Jim Miles
                                      ---------------------------------------
                                      Jim Miles
                                      SECRETARY OF STATE FOR SOUTH CAROLINA

         (b)     Name of the corporation: The Liberty Corporation
                                          -----------------------
                 Complete either (1) or (2), whichever is applicable:

         (1) /X/ Shareholder approval of the merger or stock exchange was not required (See Sections 33-11-103(h)), 33-11-104(a), and
                 33-11-108(a)).

         (2) / / The Plan of Merger or Share Exchange was duly approved by shareholders of the corporation as follows:

                   Number of          Number of           Number of Votes          Number of Undisputed*
  Voting          Outstanding       Votes Entitled        Represented at               Shares Voted
   Group             Shares           to be cast           the meeting             For             Against
  -------        ------------       --------------        ---------------         ------------------------






*NOTE: Pursuant to the Section 33-11-105(a) (3) (ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.


4. Unless a delayed date is specified, the effective date of this document shall be the date it is accepted for filing by the Secretary of State (See Section 33-1-230(b)):
         5:00 P.M., Eastern time, April 1, 1994
         --------------------------------------

DATE: March 31, 1994                  The Liberty Corporation
      --------------       ------------------------------------------------
                           (Name of the Surviving or Acquiring Corporation)

                              By: Martha G. Williams
                                  ----------------------
                                  (Signature and Office)

                                  Martha G. Williams, Vice President
                                  ----------------------------------
                                  (Type or Print Name and Office)


                              FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. Filing Fee (payable to the Secretary of State at the time of filing of this document.)

                 Filing Fee                $ 10.00
                 Filing Tax                 100.00

3. TWO COPIES OF THE PLAN OF MERGER OR SHARE EXCHANGE MUST BE FILED WITH THIS FORM AS AN ATTACHMENT.



                                           Form Approved by South Carolina
                                           Secretary of State 1/89

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                           THE LIBERTY CORPORATION,

                      STATE NATIONAL CAPITAL CORPORATION

                                      AND

                            CERTAIN SHAREHOLDERS OF

                      STATE NATIONAL CAPITAL CORPORATION





                               February 25, 1994

                               TABLE OF CONTENTS

ARTICLE 1

                                           THE BUSINESS COMBINATION   . . . . . . . . . . . . . . .      1
      1.1   The Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
      1.2   Effective Time of the Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
      1.3   Effect of the Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
      1.4   Characterization of the Merger for Tax Purposes   . . . . . . . . . . . . . . . . . . .      1

ARTICLE 2

                             CONVERSION AND EXCHANGE OF SHARES; ADDITIONAL ACTION   . . . . . . . .      2
      2.1   Conversion of Shares    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
      2.2   Merger Consideration    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
      2.3   Surrender of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
      2.4   Payments by Surviving Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      2.5   No Fractional Shares    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      2.6   Stock Transfer Books    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      2.7   Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      2.8   Further Assurances    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6

ARTICLE 3

                                      ARTICLES OF INCORPORATION, BYLAWS,
                                       BOARD OF DIRECTORS AND OFFICERS    . . . . . . . . . . . . .      6
      3.1   Articles of Incorporation; Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      3.2   Directors and Officers of Liberty   . . . . . . . . . . . . . . . . . . . . . . . . . .      6

ARTICLE 4

                                        REPRESENTATIONS AND WARRANTIES
                                     OF STATE NATIONAL AND CERTAIN OTHERS   . . . . . . . . . . . .      6
      4.1   Organization and Qualification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .      7
      4.2   Authority Relative to Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
      4.3   Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
      4.4   Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
      4.5   Governmental and Other Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
      4.6   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
      4.7   Financial Statements of State National and its Subsidiaries   . . . . . . . . . . . . .      9
      4.8   Statutory Statements of Subsidiaries    . . . . . . . . . . . . . . . . . . . . . . . .      9
      4.9   Absence of Certain Changes or Events    . . . . . . . . . . . . . . . . . . . . . . . .      9
      4.10  Governmental Authorization and Compliance with Laws   . . . . . . . . . . . . . . . . .     11
      4.11  Absence of Undisclosed Liabilities and Obligations    . . . . . . . . . . . . . . . . .     11
      4.12  Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      4.13  Title to Properties; Absence of Liens and Encumbrances, Etc.  . . . . . . . . . . . . .     12
      4.14  Adequacy, Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
      4.15  Material Contracts    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      4.16  Litigation    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      4.17  Labor Controversies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
      4.18  Insider Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
      4.19  Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
      4.20  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
      4.21  Proxy/Disclosure Statement, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .     15


      4.22  Employee and Fringe Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . .     15
      4.23  Hazardous Waste and Substances; Environmental Requirements  . . . . . . . . . . . . . .     17
      4.24  Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      4.25  Certain Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      4.26  Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      4.27  Policy Forms; Agents    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      4.28  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      4.29  Accuracy of Schedules, Certificates and Documents   . . . . . . . . . . . . . . . . . .     18
      4.30  Special Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
      4.31  Guaranty Fund Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
      4.32  Inapplicability of LBCL Section 12:133    . . . . . . . . . . . . . . . . . . . . . . .     19

ARTICLE 5

                                   REPRESENTATIONS AND WARRANTIES OF LIBERTY  . . . . . . . . . . .     19
      5.1   Organization and Qualification, Etc   . . . . . . . . . . . . . . . . . . . . . . . . .     19
      5.2   Authorization. Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
      5.3   Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
      5.4   Consents, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
      5.5   Periodic Reports    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
      5.6   Financial Statements    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
      5.7   Absence of Certain Changes or Events    . . . . . . . . . . . . . . . . . . . . . . . .     21
      5.8   Absence of Undisclosed Liabilities and Agreements   . . . . . . . . . . . . . . . . . .     21
      5.9   Litigation    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
      5.10  Accuracy of Schedules, Certificates and Documents   . . . . . . . . . . . . . . . . . .     21

ARTICLE 6

                                     ADDITIONAL COVENANTS AND AGREEMENTS    . . . . . . . . . . . .     21
      6.1   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
      6.2   Shareholders' Meeting; Proxy/Disclosure Statement   . . . . . . . . . . . . . . . . . .     23
      6.3   HSR Act Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
      6.4   Consents, Authorizations, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
      6.5   Investigation: Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
      6.6   Expenses    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
      6.7   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
      6.8   Approval by State Insurance Departments   . . . . . . . . . . . . . . . . . . . . . . .     25
      6.9   Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
      6.10  Resignations of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . .     25
      6.11  Noncompetition, Nondisclosure and Nonsolicitation   . . . . . . . . . . . . . . . . . .     25
      6.12  Cancellation of Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . .     27
      6.13  Actions to Avoid, and Notices of Breaches of Representations and Warranties . . . . . .     27
      6.14  Periodic Reports    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
      6.15  Liberty Preferred Stock 1994-A Series   . . . . . . . . . . . . . . . . . . . . . . . .     27
      6.16  Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
      6.17  Shareholder Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
      6.18  Repayment of Certain Insider Loans; Modification Regarding Domma Loan   . . . . . . . .     28
      6.19  Termination of Benefits to Non-State National Employees   . . . . . . . . . . . . . . .     28

ARTICLE 7

                                           CONDITIONS TO THE MERGER   . . . . . . . . . . . . . . .     29
      7.1   Conditions to Merger Relating to Both Parties   . . . . . . . . . . . . . . . . . . . .     29
      7.2   Conditions to Merger Relating to Liberty    . . . . . . . . . . . . . . . . . . . . . .     29




                                      -ii-

      7.3   Conditions to the Merger Relating to State National   . . . . . . . . . . . . . . . . .     31
      7.4   Waiver of Conditions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32

ARTICLE 8

                                                    CLOSING . . . . . . . . . . . . . . . . . . . .     32
      8.1   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
      8.2   Documents to be Delivered at the Closing by State National    . . . . . . . . . . . . .     32
      8.3   Documents to be Delivered at the Closing by Liberty   . . . . . . . . . . . . . . . . .     33
      8.4   Delivery of Stock Certificates    . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

ARTICLE 9

                                         TERMINATION AND ABANDONMENT    . . . . . . . . . . . . . .     34
      9.1   Termination and Abandonment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
      9.2   Procedure for Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
      9.3   Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35

ARTICLE 10

                                        SURVIVAL OF REPRESENTATIONS AND
                                           WARRANTIES; INDEMNITIES    . . . . . . . . . . . . . . .     35
      10.1  Survival    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
      10.2  Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
      10.3  Indemnification Procedure; Certain Limitations    . . . . . . . . . . . . . . . . . . .     35
      10.4  Satisfaction of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

ARTICLE 11

                                                MISCELLANEOUS   . . . . . . . . . . . . . . . . . .     37
      11.1  Specific Performance, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
      11.2  Waiver    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
      11.3  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
      11.4  Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
      11.5  Counterparts; Facsimile Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
      11.6  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
      11.7  Variation and Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
      11.8  Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
      11.9  Severability    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
      11.10 Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39





                                    -iii-

                             SCHEDULES TO AGREEMENT



2.2       Allocation of Merger Consideration

4.1       Jurisdictions Where Qualified
4.4       Violations
4.5       Consents
4.6 Subsidiaries; Jurisdictions Where Subsidiaries are Qualified and Licensed
4.7       Financial Statements
4.9       Absence of Certain Changes or Events
4.10      Non-Compliance
4.12      Tax Matters
4.13      Exceptions to Title
4.14      Adequacy and Condition of Assets
4.15      Material Contracts
4.16      Litigation
4.17      Labor Controversies
4.18      Insider Interests
4.19      Intellectual Property
4.20      Insurance
4.22      Employee and Fringe Benefit Plans
4.23      Environmental Non-Compliance
4.24      Bank Accounts
4.25      Certain Expenses
4.26      Reserves
4.28      Directors and Officers
4.31      Guaranty Fund Obligations
4.32      Resolutions Adopted To Exempt Merger from LBCL Section 12:133

6.10      Certain Subsidiary Officers to Continue
6.11(a)   Restricted Individuals
6.11(b)   Restricted Territory
6.12      Employment Agreements to Continue in Effect
6.15      Terms and Conditions of Liberty Preferred Stock 1994-A Series
6.17(a)   Form of Transfer Restriction Agreement
6.17(b)   Form of Shareholder Agreement

11.4      Brokers



                                     -iv-

                             CERTAIN DEFINED TERMS

Term                                                                                                              Section
-----                                                                                                             -------
Accredited Investor                                                                                            2.2(a)(ii)
Affiliate                                                                                                          4.9(f)
Agreement                                                                                                        Preamble
Balance Sheet Date                                                                                                   4.11
Cash Bonus Shareholders                                                                                       2.2(a)(iii)
Cash Bonus Shares                                                                                             2.2(a)(iii)
Cash Portion                                                                                                       2.2(a)
Citations                                                                                                            4.23
Closing                                                                                                               8.1
Code                                                                                                                  1.4
Confidential Material                                                                                              6.5(b)
Constituent Corporations                                                                                              1.1
Defined Business                                                                                              6.11(a)(ii)
Determination Date                                                                                                   10.4
Dissenting Shares                                                                                                  2.1(a)
Effective Time                                                                                                        1.2
Employee Plans                                                                                                    4.22(a)
ERISA Affiliate                                                                                                   4.22(a)
ERISA                                                                                                          4.22(a)(i)
Exchange Act                                                                                                          5.4
Expiration Date                                                                                                   10.3(c)
Financial Statements                                                                                                  4.7
HSR Act                                                                                                               4.5
Indemnified Party                                                                                                 10.3(a)
Indemnifying Party                                                                                                10.3(a)
Indemnifying Shareholders                                                                                        Preamble
Intellectual Property                                                                                                4.19
Intellectual Property Agreements                                                                                     4.19
IRS                                                                                                               4.22(a)
LBCL                                                                                                                  1.1
Liberty                                                                                                          Preamble
Liberty Common Stock                                                                                             Preamble
Liberty Form 10-K Report                                                                                              5.5
Liberty Loss                                                                                                      10.2(a)
Liberty Preferred Stock 1994-A Series                                                                            Preamble
Liberty Quarterly Reports                                                                                             5.5
Loss                                                                                                         10.3(a)(iii)
Material Contract                                                                                                    4.15
Merger                                                                                                           Preamble
Merger Consideration                                                                                                  1.4
Merger Consideration Election Form                                                                             2.2(b)(ii)
Merger Filings                                                                                                        9.1
Multi-Employer Plan                                                                                           4.22(a)(ii)
Non-Cash Bonus Shareholders                                                                                    2.2(b)(ii)
Non-Cash Bonus Shares                                                                                          2.2(b)(ii)
Noncompete Agreement                                                                                                 6.11
Notice of Possible Claim                                                                                           103(c)
Notice of Claim                                                                                                    103(b)
Parent                                                                                                                4.6



                                     -v-

PBGC                                                                                                              4.22(a)
Pension/Profit-Sharing Plan                                                                                    4.22(a)(i)
Person                                                                                                             4.6(a)
Preferred Stock 1994-A Series Amendment                                                                              6.15
Proprietary Information                                                                                           6.11(b)
Proxy/Disclosure Statement                                                                                          4.21,
Purchaser Representative                                                                                       2.2(a)(ii)
Regulation D                                                                                                       2.2(a)
Representatives                                                                                                    6.5(b)
Restricted Individuals                                                                                               6.11
SCBCA                                                                                                                 1.1
SEC                                                                                                                2.2(a)
Securities Act                                                                                                     2.2(a)
Shareholder Agreement                                                                                             6.17(b)
Shareholder Loss                                                                                                  10.2(b)
State National                                                                                                   Preamble
State National Common Stock                                                                                      Preamble
State National Shareholders' Meeting                                                                                  6.2
Statutory Statements                                                                                                  4.8
Stock Portion                                                                                                      2.2(a)
Subsidiary                                                                                                            4.6
Superfund Notices                                                                                                    4.23
Surviving Corporation                                                                                                 1.1
Taxes                                                                                                                4.12
Territory                                                                                                    6.11(a)(iii)
Transfer Restriction Agreement                                                                                    6.17(a)
Third Party Claim                                                                                              10.3(f)(i)
Welfare Plan                                                                                                 4.22(a)(iii)



                                     -vi-

                          AGREEMENT AND PLAN OF MERGER


         THIS IS AN AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 25, 1994 by and among THE LIBERTY CORPORATION, a South Carolina corporation ("Liberty"), STATE NATIONAL CAPITAL CORPORATION, a Louisiana corporation ("State National"), certain indemnifying shareholders of State National who are so identified on the signature pages and have executed this Agreement (collectively, the "Indemnifying Shareholders"), and certain other shareholders who have executed this Agreement as "Restricted Individuals" and are so identified on the signature pages.

                              W I T N E S S E T H:

         WHEREAS, Liberty and State National desire to effect a business combination of Liberty and State National pursuant to which State National will merge with and into Liberty (the "Merger"), and the holders of State National common stock, no par value ("State National Common Stock") will receive a combination of cash and Liberty Stock, which may be Liberty Common Stock, no par value ("Liberty Common Stock"), a special series of Liberty preferred stock, no par value, established pursuant to Sections 5.2 and 6.15 ("Liberty Preferred Stock 1994-A Series"), or a combination of Liberty Common Stock and Liberty Preferred Stock 1994-A Series, all as more fully described herein:

         WHEREAS, the Board of Directors of State National has approved the Merger and has directed that this Agreement be submitted to the shareholders of State National; and

         WHEREAS, the Board of Directors of Liberty has approved the Merger;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                            THE BUSINESS COMBINATION

         1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof), State National shall be merged with and into Liberty in accordance with the provisions of this Agreement, the Louisiana Business Corporation Law (the "LBCL") and the South Carolina Business Corporation Act, as amended (the "SCBCA"), and the separate existence of State National shall thereupon cease, and Liberty, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of South Carolina. State National and Liberty are referred to collectively as the "Constituent Corporations."

         1.2 Effective Time of the Merger. As soon as practicable following fulfillment of the conditions set forth in Article 7, and provided that this Agreement has not been terminated pursuant to Article 9, Liberty, as the Surviving Corporation, shall cause an appropriate Certificate of Merger and appropriate Articles of Merger to be duly prepared, executed, verified, acknowledged and filed with the Secretary of State of the State of Louisiana and the Secretary of State of the State of South Carolina, respectively, in accordance with the provisions of the LBCL and the SCBCA. The Merger shall become effective at the time specified in the Articles of Merger and the Certificate of Merger (the "Effective Time").

         1.3 Effect of the Merger. At and after the Effective Time the Merger shall have all of the effects provided by applicable law.

         1.4 Characterization of the Merger for Tax Purposes. The parties have structured the Merger to qualify as, and intend that the Merger be treated for federal income tax purposes as, a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties believe that the fair market value of the total consideration to be received by the State National shareholders pursuant to the Merger (the "Merger Consideration") will be approximately equal to the fair market value of the State National Common Stock surrendered in the Merger.


                                   ARTICLE 2

              CONVERSION AND EXCHANGE OF SHARES; ADDITIONAL ACTION

         2.1 Conversion of Shares. At the Effective Time and as a result of the Merger:

                 (a) State National Common Stock. Each issued share of State National Common Stock, excluding any such shares held in the treasury of State National and excluding any shares with respect to which dissenters' rights shall have been (and are entitled to be) properly exercised under Section 12:131 of the LBCL and perfected to the extent necessary as of the Effective Time ("Dissenting Shares"), shall automatically be converted into and shall thereafter represent only the right to receive the Merger Consideration as set forth in
         Section 2.2.

                 (b) Treasury Stock. Each share of State National Common Stock, if any, held in the treasury of State National shall be automatically cancelled and extinguished, and no payment shall be made in respect thereof.

                 (c) Liberty Common Stock. Each share of Liberty Common Stock and each share of any series of Liberty preferred stock issued and outstanding prior to the Effective Time shall be unchanged by virtue of the Merger.

                 (d) Dissenting Shares. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, each Dissenting Share shall thereafter represent only such rights as are provided by the LBCL, and shall be subject to compliance by the holder thereof with the obligations imposed by the LBCL.

         2.2 Merger Consideration. The Merger Consideration shall be $27,500,000 (subject to rounding variations), of which $27,400,000 (subject to rounding variations) shall be payable in cash, Liberty Common Stock or Liberty Preferred Stock 1994-A Series, and $100,000 (subject to rounding variations) shall be payable in cash as additional, Merger Consideration to certain shareholders pursuant to paragraphs (a)(iii) and (c)(i) of this Section 2.2.

                 (a) General Allocation Objectives and Rules. The Merger Consideration shall consist of a "Cash Portion" and a "Stock Portion" (payable in Liberty Common Stock or Liberty Preferred Stock 1994-A Series or a combination thereof), which shall be allocated among the State National shareholders in a manner consistent with: (A) the characterization of the Merger as a reorganization under Section 368(a)(1)(A) of the Code, and (B) compliance with Regulation D ("Regulation D") promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and with exemptions from registration under the securities laws of applicable states or other jurisdictions. To accomplish these objectives and, in furtherance thereof, to provide that all existing holders of fewer than 1,000 shares of State National Common Stock will receive the Merger Consideration for their shares solely in the form of cash which will include a special all cash bonus for such shareholders (which will provide liquidity to these smaller shareholders and will facilitate compliance with Regulation D), the following allocation rules shall apply:

                          (i) The Cash Portion of the Merger Consideration may be used to acquire up to, but not more than 50% of the total shares of State National Common Stock outstanding as of the Closing less any such shares as to which the procedure for exercising dissenters' rights under Section 12:131 of the LBCL has been commenced and not abandoned, as


                                     -2-
                                      42
                 determined in good faith by Liberty, as of the Closing or as of the date Schedule 2.2 is completed or otherwise revised pursuant to Section 2.2(b);

                          (ii)     The Stock Portion of the Merger
                 Consideration: (A) may be issued to up to, but not more than, 35 State National shareholders who establish to Liberty's reasonable satisfaction that each such shareholder, alone or with a qualified "Purchaser Representative" as defined in Regulation D, has such knowledge and experience in financial and business matters that such shareholder (with any Purchaser Representative) is capable of evaluating the merits and risks of an investment in Liberty stock, but who does not establish to Liberty's reasonable satisfaction that such shareholder is an "accredited Investor" as defined in Regulation D and (B) may be issued to any additional State National shareholders who establish to Liberty's reasonable satisfaction that they are Accredited Investors.

                          (iii)    Each State National shareholder who
                 currently owns of record fewer than 1,000 shares of State National Common Stock, as shown on Schedule 2.2 attached hereto (all such shareholders being referred to as "Cash Bonus Shareholders", and all shares of State National Common Stock shown on Schedule 2.2 as being owned by such shareholders being referred to as the "Cash Bonus Shares"), as well as any transferee of the Cash Bonus Shares, shall receive as additional Merger Consideration, for each Cash Bonus Share shown on Schedule 2.2 as owned by a Cash Bonus Shareholder, an amount of cash reflecting a premium over the Merger Consideration otherwise payable per share for shares of State National Common Stock other than the Cash Bonus Shares, which premium shall be computed pursuant to Section 2.2(c)(i).

                 (b) Specific Allocations. To ensure that the allocation objectives described above can be achieved, Liberty and State National have agreed that the Merger Consideration shall be allocated in the manner set forth below:

                          (i)      Cash Bonus Shares and Cash Bonus
                 Shareholders. All Cash Bonus Shareholders shall receive their Merger Consideration for the Cash Bonus Shares solely in the form of cash in an amount computed pursuant to Section 2.2(c)(i). If there are no changes in the number of outstanding shares of State National Common Stock and no changes in the ownership of the Cash Bonus Shares, the Cash Bonus Shareholders will receive the amounts of cash shown on
                 Schedule 2.2 attached hereto. If any of the Cash Bonus Shares are transferred prior to Closing, the transferee shall receive for each Cash Bonus Share so transferred the Merger Consideration, computed pursuant to Section 2.2(c)(i), solely in cash.

                          (ii) Non-Cash Bonus Shares and Non-Cash Bonus Shareholders. All outstanding shares of State National Common Stock other than the Cash Bonus Shares and all holders thereof, all as specifically shown on Schedule 2.2, are referred to as the "Non-Cash Bonus Shares" and the "Non-Cash Bonus Shareholders." Each Non-Cash Bonus Shareholder shall be required to complete a "Merger Consideration Election Form" specifying the form of Merger Consideration (cash, Liberty Common Stock, Liberty Preferred Stock 1994-A Series or some combination thereof) that such shareholder desires to receive for such shareholder's Non-Cash Bonus Shares. A Merger Consideration Election Form shall accompany the "Proxy/Disclosure Statement" (as defined in Section 4.21) distributed prior to the "State National Shareholders' Meeting" (as defined in Section 6.2). Each Non-Cash Bonus Shareholder must return a properly completed Merger Consideration Election Form to Liberty no later than the fifth business day prior to the State National Shareholders Meeting. If any Non-Cash Bonus Shareholder fails to return a properly completed Merger Consideration Election Form by this deadline, such shareholder shall be deemed to have elected to receive all cash as the Merger Consideration. If Liberty reasonably determines that the total cash Merger Consideration designated on the Merger Consideration Election Forms (or deemed to have been elected by any Non-Cash Bonus Shareholder who fails to return an


                                     -3-

                 Election Form) would cause the total Cash Portion otherwise payable to such shareholders and to the Cash Bonus Shareholders (or any transferee of the Cash Bonus Shares) (after taking into account any modifications that may be required pursuant to Section 2.2(b)(iii)) to exceed the limitation stated in Section 2.2(a)(i), then Liberty shall have the right, to the extent necessary to avoid exceeding such limitation, to reduce the amount of cash Merger Consideration payable to the Non-Cash Bonus Shareholders (on a pro rata basis as nearly as practicable) and to pay to each such shareholder an amount of Merger Consideration corresponding to such cash reduction in the form of Liberty Preferred Stock 1994-A Series instead. Except for any such modification to comply with Section 2.2(a)(i) or any modification contemplated by Section 2.2(b)(iii), the elections as to the form of Merger Consideration expressed in the Merger Consideration Election Forms shall be honored.

                          (iii) Certain Modifications. If: (A) the record or beneficial ownership of any Non-Cash Bonus Shares is transferred after the date of this Agreement in violation of any "Transfer Restriction Agreement" (as defined in Section 6.17(a)), (B) any Non-Cash Bonus Shareholder who desires to receive any part of the Stock Portion of the Merger Consideration fails to deliver to Liberty at least five business days prior to the State National Shareholder Meeting a "Shareholder Agreement" (as defined in Section 6.17(b)) containing all confirmations and representations required therein to comply with Regulation D and any other applicable securities or tax law requirements, (C) any State National shareholder commences a procedure to exercise dissenters' rights under Section 12:131 of the LBCL or (D) any other circumstance arises which Liberty reasonably concludes may violate the general allocation objectives described in subsection (a) above, then Liberty may modify the allocation of the Merger Consideration with respect to any shares transferred in violation of any Transfer Restriction Agreement, any shares held by any Non-Cash Bonus Shareholder who failed to deliver a Transfer Restriction Agreement or who failed (when so required) to deliver a Shareholder's Agreement, and any other shares held by any consenting shareholder, to the extent necessary or appropriate to achieve the general allocation objectives described in subsection (a) above, so as to avoid the need to terminate this Agreement pursuant to Article 9.

As soon as practicable following receipt of all Merger Consideration Election Forms (and, if applicable, following any modification contemplated by Section 2.2(b)(iii)), Liberty shall revise and complete Schedule 2.2 to reflect the allocation of Merger Consideration and shall provide copies thereof to State National, each Indemnifying Shareholder, each Non-Cash Bonus Shareholder and any other shareholder that was affected by any reallocation made pursuant to
Section 2.2(b)(iii), whereupon such revised and completed Schedule 2.2 shall become a part of this Agreement and shall supersede and replace Schedule 2.2 as initially attached.

         (c) Merger Consideration per Share. Provided that there are 1,061,190 shares of State National Common Stock outstanding at the Closing, the Merger Consideration per share of State National Common Stock shall be:

                          (i) the sum, in cash, of (A) $25.82 plus (B) an amount (rounded to the nearest cent) computed by dividing $100,000 by the total number of Cash Bonus Shares shown on
                 Schedule 2.2 payable to each Cash Bonus Shareholder (and any transferee of the Cash Bonus Shares); and

                          (ii) $25.82, payable with respect to all Non-Cash Bonus Shares in cash, shares of Liberty Common Stock, shares of Liberty Preferred Stock 1994-A Series or any combination thereof, subject, however, to compliance with all of the other provisions of this Section 2.2 regarding the allocation of the Merger Consideration.

         (d) Calculation of Shares Issuable as Stock Portion of Merger Consideration. The shares issuable in satisfaction of the Stock Portion of the Merger Consideration payable to any State National shareholder


                                     -4-
shall be calculated as follows, depending on whether such Stock Portion is to be paid in Liberty Common Stock or Liberty Preferred Stock 1994-A Series:

                          (i) Liberty Common Stock. For any Merger Consideration to be paid in Liberty Common Stock, the number of shares of Liberty Common Stock to be issued shall be calculated by dividing the dollar amount of such Merger Consideration by $28.00, which is the amount that Liberty and State National have agreed to use for this purpose, based on the range of market prices of Liberty Common Stock prior to and during the parties' negotiations that preceded this Agreement. The total number of shares to be issued will be rounded up to the nearest whole share and there will not be any cash settlement of any fractional share.

                          (ii) Liberty Preferred Stock 1994-A Series. For any Merger Consideration to be paid in Liberty Preferred Stock 1994-A Series, the number of shares of Liberty Preferred Stock 1994-A Series to be issued shall be calculated by dividing the dollar amount of such Merger Consideration by $35.00, which is the stated value of each share of such stock. The total number of shares to be issued to each applicable shareholder will be rounded up to the nearest whole share and there will not be any cash settlement of any fractional share.

         2.3     Surrender of Certificates.

                 (a) Surrender. At the Closing, each State National shareholder shall surrender each outstanding certificate formerly representing shares of State National Common Stock, which certificates shall represent all of the issued and outstanding stock of State National, properly endorsed or otherwise in proper form for transfer, for payment therefor.

                 (b) Lost or Destroyed Stock Certificates. If there be delivered to Liberty by any person who is unable to produce such person's certificate representing shares of State National Common Stock for surrender to Liberty: (i) evidence to the satisfaction of Liberty that such certificate has been lost, wrongfully taken or destroyed, (ii) an indemnity bond sufficient to hold Liberty and any transfer agent of Liberty harmless, and (iii) evidence to the reasonable satisfaction of Liberty (A) that such person was the owner of each share represented by each such certificate claimed by such person to be lost, wrongfully taken or destroyed and (B) that such person is the person who would be entitled to present such certificate for exchange pursuant to this Agreement, then Liberty, in the absence of actual notice to it that any shares represented by such certificate have been acquired by a bona fide purchaser, shall deliver to such person the Merger Consideration that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate.

                 (c) Dividends on Liberty Stock. No holder of a certificate or certificates representing shares of State National Common Stock shall be entitled to receive any dividend or other distribution from Liberty declared with respect to any Liberty Common Stock or Liberty Preferred Stock 1994-A Series issuable as Merger Consideration until such holder properly surrenders the certificate or certificates representing such holder's shares of State National Common Stock or such holder complies with Section 2.3(b) with respect to such shares. Upon such surrender (or compliance with Section 2.3(b)), there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Liberty, but were not paid by reason of the foregoing with respect to the number of whole shares of Liberty Common Stock or Liberty Preferred Stock 1994-A Series (or both) represented by the certificate or certificates issued upon such surrender (or compliance with Section 2.3(b)). From and after the Effective Time, however, the certificate or certificates that previously represented shares of State National Common Stock that have not yet been surrendered for exchange (and as to which the procedures set forth in Section 2.3(b) have not been satisfied) shall be deemed to represent any shares of Liberty Common Stock and any shares of Liberty Preferred Stock 1994-A Series into which the shares of State National Common Stock previously represented by such certificate or certificates shall have been converted pursuant to the Merger, notwithstanding any failure to surrender such certificate or certificates.


                                     -5-

         2.4 Payments by Surviving Corporation. At the Closing, Liberty, as the Surviving Corporation, shall pay and distribute the Merger Consideration payable to the State National shareholders as Merger Consideration in accordance with Section 2.2 and Schedule 2.2, as completed and revised pursuant to Section 2.2.

         2.5 No Fractional Shares. No fraction of a share of Liberty Common Stock or Liberty Preferred Stock 1994-A Series shall be issued upon conversion of State National Common Stock, as provided in Section 2.2.

         2.6 Stock Transfer Books. From and after the Effective Time, no transfer of shares of State National Common Stock outstanding prior to the Effective Time shall be registered on the stock transfer books of the Surviving Corporation.

         2.7 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of State National Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date after the Effective Time, or there is any other change in the number of shares (1,061,190) of State National Common Stock outstanding, the Merger Consideration per share shall be appropriately adjusted.

         2.8 Further Assurances. If at any time after the Effective Time any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                   ARTICLE 3

                       ARTICLES OF INCORPORATION, BYLAWS,
                        BOARD OF DIRECTORS AND OFFICERS

         3.1 Articles of Incorporation: Bylaws. The Restated Articles of Incorporation, as amended, and Bylaws, as amended, of Liberty as in effect immediately prior to the Effective Time shall continue to be the Restated Articles of Incorporation and Bylaws of Liberty, as the Surviving Corporation, until such time as they may be further amended in accordance with such documents and applicable law.

         3.2 Directors and Officers of Liberty. The persons who are directors and officers of Liberty at the Effective Time will continue to serve as the directors and officers of the Surviving Corporation until such time as they may be replaced in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                      OF STATE NATIONAL AND CERTAIN OTHERS

         State National and each of the Indemnifying Shareholders, jointly and severally, represent and warrant to, and agree with, Liberty as to all of the following matters, and each other State National shareholder party


                                     -6-
to this Agreement, severally as to himself, herself or itself, represents and warrants to, and agrees with, Liberty with respect to Section 4.2(b):

         4.1 Organization and Qualification, etc. State National is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in the respective jurisdictions shown on Schedule 4.1, which, except as set forth on Schedule 4.1, are the only jurisdictions in which State National owns any property or has any place of business or where such qualification is required and where the failure to so qualify would affect materially and adversely the financial condition of State National and its "Subsidiaries" (as hereinafter defined). The copies of State National's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Liberty, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. The minute books, stock records and other corporate record books of State National are complete, accurate and up to date in all material respects (and were complete, accurate and up to date in all material respects when made available to Liberty and its representatives for review). State National has provided Liberty with copies of any minutes or other documents added to such corporate record books since July 8, 1993.

         4.2     Authority Relative to Agreement.

                 (a) State National. State National has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated on its part hereby. The execution and delivery by State National of this Agreement and the consummation by State National of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action on the part of State National, except for the adoption of this Agreement by the shareholders of State National. This Agreement has been duly executed and delivered by State National and is a valid and binding agreement of State National enforceable against State National in accordance with its terms, subject to (i) bankruptcy, insolvency and other laws of similar import, (ii) principles of equity, and (iii) applicable public policy.

                 (b) Others. Each Indemnifying Shareholder and any other State National shareholder that is party to this Agreement has the power, authority and capacity to enter into and deliver this Agreement and to comply with such person's or entity's obligations contemplated hereby. This Agreement has been duly executed and delivered by each such person or entity and constitutes a valid and binding obligation of such individual or entity. This Agreement is enforceable against each such person or entity in accordance with its terms, subject to (i) bankruptcy, insolvency and other laws of similar import, (ii) principles of equity and (iii) applicable public policy.

         4.3 Capital Stock. The authorized capital stock of State National consists of 3,000,000 shares of State National Common Stock, of which: (a) 1,061,190 shares are validly issued and outstanding, fully paid and nonassessable; and (b) no shares are held in the treasury of State National. The issued and outstanding shares of State National are held of record by and are registered in the names of the State National shareholders in the respective amounts shown on Schedule 2.2. As of the date hereof, State National has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from State National, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

         4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement by State National do not, and, subject to the adoption of this Agreement by the shareholders of State National, the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of State National or any of its Subsidiaries, or violate, or result with the giving of notice or the lapse of time or both in a violation of, in any material respect, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of State National or any of its Subsidiaries


                                     -7-
pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which State National or any of its Subsidiaries is a party or by which State National or any of its Subsidiaries is bound and do not and will not violate or conflict with, in any material respect, any other restriction of any kind or character to which State National or any of its Subsidiaries is subject or by which any assets of State National or any of its Subsidiaries may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which State National or any of its Subsidiaries is a party. Except as specifically described in Schedule 4.4, no such violation, acceleration, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict or event shall cause any material damage, additional cost or expense (including any payments or expenses incurred to obtain consents or waivers) to State National, any of its Subsidiaries, or Liberty or otherwise alter, in any material respect, the rights or impair the ability of State National or any of its Subsidiaries to conduct its business as currently conducted. Except as specifically described in Schedule 4.4, State National has no reason to believe that State National will not be able to obtain (without additional payment or expense) all consents and waivers necessary to avoid any such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict or event.

         4.5     Governmental and Other Consents. Except as set forth in
Schedule 4.5, and except for the filing of Articles of Merger with the Secretary of State of South Carolina and a Certificate of Merger with the Secretary of State of Louisiana, the filings with the Federal Trade Commission and the Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the required filings with and approvals by the Louisiana Department of Insurance. (a) no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by State National or any of its Subsidiaries and the consummation by State National or any of its Subsidiaries of the transactions contemplated hereby; and (b) no consents or other actions are necessary to permit Liberty (as the Surviving Corporation in the Merger) to continue to enjoy, in all material respects, the same rights and benefits as State National or any of its Subsidiaries now enjoy under all reinsurance treaties, contracts, agreements and other instruments that are disclosed on any schedule to this Agreement or that are otherwise material to State National and its Subsidiaries and the conduct of their business.

         4.6 Subsidiaries. Schedule 4.6 sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of State National. As used in this Agreement, the term "Subsidiary" means, with respect to any corporation or other entity ("Parent"), any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time directly or indirectly owned or controlled by such Parent, or by any one or more of its Subsidiaries, or by such Parent and one or more of its Subsidiaries.

                 (a) Stock Ownership, Etc. Schedule 4.6 sets forth the total number of outstanding shares of each Subsidiary of State National, and the name of (and number of shares held by) each record holder of such shares. Except as described in Schedule 4.6, State National owns, directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and State National has not, and none of its Subsidiaries has, other than in the ordinary and usual course of business, made any investment in, or advance of cash or other extension of credit to, any person, corporation or other entity ("Person") other than its Subsidiaries. None of such Subsidiaries has any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding.

                 (b) Organization, Qualification, Etc. Each such Subsidiary is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and


                                     -8-
         has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified to do business and is in good standing in the jurisdictions shown on Schedule 4.6, which are all jurisdictions in which each such Subsidiary owns any property, has any place of business, or where such qualification is required, except those in which the failure to be so qualified or licensed would not have a material adverse effect on State National and its Subsidiaries. Each such insurance Subsidiary is licensed to write life, accident and health and the other types of insurance shown on Schedule 4.6 in the jurisdictions shown on Schedule 4.6, which are all types of insurance written by such Subsidiaries and all jurisdictions in which each such Subsidiary writes such insurance. The Articles or Certificates of Incorporation or other charter documents and Bylaws, as amended to date, of such Subsidiaries which have been delivered to Liberty are complete and correct, and such documents, as so amended, are in full force and effect at the date hereof. Except as disclosed on Schedule 4.6, the corporate record books of each State National Subsidiary are complete, accurate and up to date in all material respects (and were complete, accurate and up to date in all material respects when made available to Liberty and its representatives for review), and State National has provided Liberty with copies of any minutes or other documents added to such record books since July 8, 1993.

                 (c)      Certain Other Investments. Except as specified in
         Schedule 4.6, State National does not directly or indirectly own any interest in any partnership, joint venture or other non-corporate form of business organization.

         4.7 Financial Statements of State National and its Subsidiaries. State National has previously furnished Liberty with true and complete copies of the consolidated financial statements of State National and its Subsidiaries set forth on Schedule 4.7 for the years ended December 31, 1991 and 1992 and for the nine month periods ended September 30, 1992 and 1993 (the "Financial Statements"). The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied and present accurately and fairly in all material respects the consolidated financial position of State National and its Subsidiaries as of their respective dates and their results of operations for the periods then ended, subject, in the case of any interim financial statements, to ordinary and reasonable non-material year-end audit adjustments and any other adjustments described therein. The Board of Directors of State National has reviewed the Financial Statements and has discussed with appropriate officers of State National any questions they had regarding the Financial Statements.

         4.8 Statutory Statements of Subsidiaries. State National has previously furnished to Liberty the statutory annual statements of its insurance Subsidiaries for the year ended December 31, 1992 and the statutory semi-annual statements of its insurance Subsidiaries for the six months ended June 30, 1993 (collectively, the "Statutory Statements"), as filed with the Departments of Insurance in Louisiana as well as in other states where such insurance Subsidiaries are licensed. Each Statutory Statement presents fairly in all material respects: (a) the admitted assets, liabilities and surplus of the respective insurance Subsidiary as of the date thereof, and the results of its operations and the changes in its surplus for the period then ended and (b) the assets and liabilities and the financial condition and affairs of the respective insurance Subsidiary and its income and deductions therefrom for the year to which such Statutory Statement relates, in conformity with accounting practices prescribed or permitted by the respective Departments of Insurance in Louisiana and in the other states where such insurance Subsidiaries are licensed, as applicable, applied on a consistent basis, except as described in such Statutory Statement.

         4.9 Absence of Certain Changes or Events. Except for this Agreement and the transactions contemplated hereby or as disclosed on Schedule
4.9 hereto, since June 30, 1993:

                 (a) Ordinary Course. State National and its Subsidiaries each has operated its business in the ordinary and usual course.

                 (b) No Damage, Etc. There has not been any damage, destruction or other casualty loss with respect to property owned by State National or any of its Subsidiaries whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving State

                                     -9-

         National or any of its Subsidiaries which, in any of such cases or in the aggregate, materially and adversely affects the financial condition of State National or any of its Subsidiaries.

                 (c) No Material Adverse Change. There has not been any material adverse change in the financial condition, results of operations or prospects of State National or any of its Subsidiaries.

                 (d) No Issuances, Etc. There has not been any issuance by State National or any of its Subsidiaries of any shares, or options, calls or commitments relating to shares of their capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from any of them, any shares of their capital stock or any redemption, purchase or other acquisition by State National or any of its Subsidiaries of any such shares.

                 (e) Changes in Shares. There has not been any split, combination or other similar change in the outstanding shares of State National.

                 (f) No Dividends, Etc. Except for regular cash dividends totalling $265,297,50 paid in the third and fourth quarters of 1993 ($.125 per share in each such quarter), and a dividend of $.125 per share paid in January of 1994, there has not been any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the capital stock of State National, or any indebtedness incurred to the shareholders of State National or any "Affiliate" of such shareholders (as the term "affiliate" is defined in Rule 405 of Regulation C promulgated under the Securities Act).

                 (g) Material Contracts. Neither State National nor any of its Subsidiaries has entered into, amended or terminated any Material Contract (as hereinafter defined).

                 (h) Certain Payments. Neither State National nor any of its Subsidiaries has made any payments to any Affiliate of State National or to the shareholders of State National other than compensation, expense reimbursement and similar payments in the ordinary course of business consistent with past practices and any payments pursuant to the loans shown on Schedule 4.18 as having been made by any Affiliate or shareholder of State National to State National or any of its Subsidiaries;

                 (i) Compensation. Neither State National nor any of its Subsidiaries has granted or agreed to grant any bonus to any current employee or agent, any general increase in the rates of salaries, commissions or compensation of its employees or agents or any specific increase to any current employee or agent, except in accordance with regularly scheduled periodic bonuses and increases consistent with prior practices, or provided for any new pension, retirement or other employee benefits to any of its current employees or agents or any increase in any existing benefits.

                 (j) Property Interests. Neither State National nor any of its Subsidiaries has sold, assigned, leased, transferred, encumbered, granted a security interest in or license with respect to, or disposed of, any of its assets or properties, tangible or intangible, other than in the ordinary course of business, or has waived or released any rights of value, or cancelled, compromised, released or assigned any indebtedness owed to it or any claims held by it.

                 (k) Capital Expenditures. Neither State National nor any of its Subsidiaries has made any capital expenditures except capital expenditures made in the ordinary course of its business consistent with past practices and not exceeding $10,000 individually or $50,000 in the aggregate.

                 (l) Indebtedness. There has not been any indebtedness incurred by State National or any of its Subsidiaries.

                 (m) No Agreements as to the Foregoing. Neither State National nor any of its Subsidiaries has agreed to do any of the foregoing.


                                     -10-

         4.10 Governmental Authorization and Compliance with Laws. Except as set forth in Schedule 4.10, to the best knowledge, information and belief of State National and its Subsidiaries, the businesses of State National and its Subsidiaries have been operated in compliance with the laws, orders, regulations, policies and guidelines of all governmental entities, except for violations of such laws, orders, regulations, policies and guidelines which do not individually or in the aggregate affect materially and adversely the financial condition of State National and its Subsidiaries. Except as set forth on Schedule 4.10, State National and its Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their businesses. Except as set forth in
Schedule 4.10, no notice has been issued and no investigation or review is pending, or to State National's or any of its Subsidiaries' knowledge, is contemplated or threatened by any governmental entity: (a) with respect to any alleged violation by State National or any of its Subsidiaries of any law, order, regulation, policy or guideline of any governmental entity, or (b) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the businesses of State National and its Subsidiaries. State National has provided Liberty with copies of each and every registration, filing or submission with any federal regulatory authority from January 1, 1991 to the date hereof, each annual statement filed with or submitted to any state insurance authority by State National or any of its Subsidiaries and any reports of examinations with respect to State National or any of its Subsidiaries issued by any such state insurance authority from January 1, 1991 to the date hereof, and each quarterly statement filed with or submitted to any state insurance authority during 1993 by State National or any of its Subsidiaries. Such filings or submissions were in material compliance with applicable law when filed and no material deficiencies have been asserted by any such authority with respect to such filings or submissions.

         4.11 Absence of Undisclosed Liabilities and Obligations. Except as specifically reflected or specifically reserved for in the Financial Statements, neither State National nor any of its Subsidiaries: (a) had, as of December 31, 1992 (the "Balance Sheet Date") any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, any liabilities resulting from failure to comply with any law applicable to the conduct of their businesses), or (b) has incurred since the Balance Sheet Date, any such debts, liabilities or obligations other than any debts, liabilities and obligations incurred in the ordinary and usual course of business after the Balance Sheet Date which do not exceed $50,000 in the aggregate and the obligations to compensate Legg Mason Wood Walker for its services as "Purchaser Representative" for certain shareholders of State National, as provided in a letter agreement dated February 16, 1994 (a true and correct copy of which has been provided to Liberty). Neither State National nor any of its Subsidiaries is in violation of any instrument, arbitration award, judgment or decree applicable to any of them or any of their properties.

         4.12    Tax Matters. Except as set forth in Schedule 4:

                 (a) Filing of Returns. State National and its Subsidiaries have properly completed and filed in correct form all returns for Taxes of every nature required to be filed by them and no extensions of time in which to file any such returns are in effect.

                 (b) Copies of Returns. State National and its Subsidiaries have delivered to Liberty true and correct copies of their returns for Taxes for the taxable years ended December 31, 1988, 1989, 1990, 1991 and 1992.

                 (c) Payment of Taxes. State National and its Subsidiaries have paid and satisfied on or before their respective due dates all Taxes to the extent that such amounts have become due (whether or not such Taxes are reflected on any returns) and none of such Taxes is delinquent.

                 (d) Withholding, Etc. All Taxes which State National or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld and collected and have been paid over to the proper governmental authorities in a timely fashion or are held by State National in a depository bank account for such payment, and all such withholdings and collections and all other payments due in connection therewith are duly set forth on the books of State National.

                                     -11-
                                      51

                 (e) Examinations. Etc. Neither State National nor any of its Subsidiaries has received notice that any return for Taxes filed by it prior to the date hereof has been or is currently being examined by the appropriate federal, state or local tax authorities, and (without limiting the foregoing) all deficiencies asserted as a result of such examinations have been paid or finally settled or are being contested in good faith by appropriate proceedings, and no issue has been raised by such authorities in any such examination which, by application of similar principles, could be expected to result in a proposed deficiency for any other year not so examined or to result in any additional Taxes for years for which returns have not been filed.

                 (f) Statute of Limitations. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any return for Taxes for any period with respect to State National or any of its Subsidiaries.

                 (g) Section 341. Neither State National nor any of its Subsidiaries thereof nor any predecessor thereof, has filed an election under Section 341 of the Code concerning collapsible corporations.

                 (h) Section 280G. Neither State National nor any of its Subsidiaries has made, or is obligated to make, any payments that will not be deductible under Code Section 280G.

For purposes of this Agreement, the term "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local or other income, unitary, business, franchise, capital stock, real property, personal property, intangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns), and all deficiency assessments, additions to tax, penalties and interest with respect thereto.

         4.13 Title to Properties: Absence of Liens and Encumbrances, Etc. Except as set forth in Schedule 4.13, State National and its Subsidiaries have good title to all of their properties and assets, real, personal and mixed, used in their businesses, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Financial Statements and except for such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent, and do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of State National and its Subsidiaries. All leases under which State National or any of its Subsidiaries is the lessee of real or personal property are valid and binding on the lessors thereunder in accordance with their respective terms; there are no defaults, or conditions that with lapse of time or notice or both would constitute defaults, by State National or any of its Subsidiaries, as the case may be, or to the knowledge of State National, any other party thereto, under any such lease, and consummation of the transactions contemplated hereby will not alter or impair the rights of State National or any of its Subsidiaries under any such lease. Except as set forth on Schedule 4.13, neither State National nor any of its Subsidiaries has leased to any other Person any of the properties owned by it or subleased to any other Person any of the properties leased by it or granted any other Person (other than State National or any of its Subsidiaries) the right to possess any of its properties.

         4.14 Adequacy: Condition. Except as set forth on Schedule 4.14: (a) the real and personal properties owned or leased by State National and its Subsidiaries are, to the best knowledge, information and belief of State National and its Subsidiaries, adequate for the conduct of their businesses as currently conducted; (b) neither State National nor any of its Subsidiaries is, to the best knowledge, information and belief of State National and its Subsidiaries, in violation, in any material respect, of any applicable building, zoning, environmental, health, safety or other law, ordinance or regulation in respect of such property, structures or equipment; (c) neither State National nor any of its Subsidiaries has received notice or has knowledge of (i) any pending or contemplated condemnation or eminent domain proceeding affecting such properly, (ii) any proposal for increasing the assessed value of such property for state, county, local or other ad valorem taxes, or (iii) any pending or contemplated proceedings or public improvements which could or might result in the levy of any special tax or assessment of a material nature or amount against such property;


                                     -12-
and (d) there are no outstanding requirements or recommendations by State National's or any of its Subsidiaries' insurance companies requiring or recommending any repairs or work of a material nature or amount to be done with reference to such property or any basis for such. Except as set forth in
Schedule 4.14, consummation of the transactions contemplated by this Agreement will not alter the rights or impair the ability of State National or any of its Subsidiaries to use such properties in the conduct of their businesses as they are now being conducted.

         4.15 Material Contracts. Except as disclosed in the Financial Statements or on Schedule 4.15, State National and its Subsidiaries have no outstanding employment agreements or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plans or arrangements with or for the benefit of any officer, employee or other person which are not subject to cancellation by State National or the applicable Subsidiary, as the case may be, without penalty or increased cost on not more than 30 days' notice. Schedule 4.15 lists all Material Contracts to which State National or any of its Subsidiaries is a party or by which any of them is otherwise bound. For purposes of this Agreement, the term "Material Contract" when used with respect to State National and its Subsidiaries shall mean: (a) all loan and security agreements, insurance, reinsurance and other risk sharing agreements, leases of real or personal property, consulting and employment agreements, and other miscellaneous business agreements material to the operations of State National or any of its Subsidiaries, which are to be performed after the Effective Time: (b) any single contract pursuant to which any party thereto is obligated to make payments after the date of this Agreement aggregating more than $10,000; and (c) any contract for the purchase or sale of another business or a significant amount of assets, entered into (i) since January 1, 1991 or
(ii) prior to January 1, 1991 if any indemnification, deferred payment or other continuing obligations under such contract are still in effect; provided, however, that the term "Material Contract" shall not include insurance policies written by State National or any of State National's Subsidiaries in the ordinary course of business and consistent with its general underwriting standards. Except as disclosed in Schedule 4.15, all Material Contracts are in full force and effect and constitute valid and binding obligations of State National or its Subsidiaries and, to the knowledge of State National, any other parties thereto. There are no defaults (including any conditions or events that with lapse of time or notice or both would constitute defaults) in any obligations to be performed by State National or any of its Subsidiaries, or to the knowledge of any of them, any other party, pursuant to a Material Contract. Except as expressly provided elsewhere in this Agreement or as disclosed on
Schedule 4.15, consummation of the transactions contemplated by this Agreement will not alter the rights, impair the benefits or increase the obligations of State National or any of its Subsidiaries under any such Material Contract or require the consent of any other party to such contract. Except as disclosed in
Schedule 4.15, there are no contracts or options to sell or lease any property or assets, real, personal or mixed, of State National or any of its Subsidiaries. State National has provided Liberty true and correct copies of all written contracts, plans, etc required to be listed on Schedule 4.15 and complete descriptions of any arrangements required to be identified on Schedule
4.15 which are not in writing.

         4.16 Litigation. Except for Terri A. Crosby v. State National Life Insurance Company, C.A. # 92-3171 consolidated with EEOC v. State National Life Insurance Company, C.A. # 92-3958 and except as otherwise disclosed in the Financial Statements or on Schedule 4.16, (a) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of State National, contemplated or threatened against State National or any of its Subsidiaries, or against any of their properties, which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or damages or penalties in excess of $10,000 in connection with any other matter or to prohibit, restrict or delay the transactions contemplated hereby or any of the conditions to consummation of the transactions contemplated hereby or to limit in any manner the right of Liberty to control the Surviving Corporation or any aspect of the businesses of State National and its Subsidiaries after the Effective Time, or which, in the event of a final adverse determination, considered individually or in the aggregate with all such other claims, actions, suits or proceedings, would materially and adversely affect the financial condition of State National or any of its Subsidiaries, and (b) there is not any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against State National or any of its Subsidiaries involving an amount in excess of $10,000 or otherwise having any such effect.


                                     -13-

         4.17 Labor Controversies. Each of State National and its Subsidiaries has a stable work force in place and is not, except as set forth on Schedule 4.17, party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees or agents of State National or any of its Subsidiaries, and State National does not know of any pending, threatened, or contemplated strikes, work stoppage or other labor disputes involving the employees or agents of State National or any of its Subsidiaries.

         4.18 Insider Interests. Except as disclosed in the Financial Statements or on Schedule 4.18: (i) no Affiliate, officer or director, or former officer or former director of State National has any outstanding financial obligations to State National or any of its Subsidiaries or any agreement, whether formal or informal, with State National or any of its Subsidiaries, or any interest in any property, real or personal, tangible or intangible, including without limitation trade names or trademarks used in or pertaining to the business of State National or any of its Subsidiaries, except for the normal rights as a shareholder, director or employee, or has guaranteed any obligations of State National or any of its Subsidiaries, and (ii) neither State National nor any of its Subsidiaries has incurred any financial obligations to any Affiliate, officer or director, or former officer or former director of State National except in connection with normal rights as a shareholder or employee. Without in any way limiting the foregoing, except as disclosed on Schedule 4.18, neither State National nor any of its Subsidiaries has ever requested any director, officer, employee or agent of such corporation to serve as a director, trustee, officer, employee or agent of another domestic or foreign, non-profit or for profit corporation (except for a State National Subsidiary), partnership, joint venture, trust or other enterprise so as to give rise to any insurance or indemnification obligation by State National or any of its Subsidiaries with respect to any liability or expense arising in connection with any such service to any other enterprise.

                 (a)      Loans To Insiders. Each of the loans shown on
         Schedule 4.18 as having been made by State National or any of its Subsidiaries to any Affiliate, officer, director or former officer or former director of State National: (i) was made in the ordinary course of business; (ii) is represented by a written promissory note (a true and correct copy of which has been delivered to Liberty), which requires payments of principal and interest on a monthly or otherwise regular periodic schedule; (iii) is current as to all such periodic payments that have become due and (iv) is fully collectible. To the extent such loans are shown as being secured by first or second mortgages or other collateral, State National or the applicable Subsidiary of State National holds a valid and duly recorded mortgage having the designated priority (first or second) with respect to mortgaged real estate, or a valid and perfected security interest in any other type of collateral and, in each case, to the best knowledge, information and belief of State National and its Subsidiaries the value of the mortgaged real estate (net of any prior mortgage) and the value of any other collateral equals or exceeds the balance of the loan secured by such real property mortgage or other collateral. The loans to Kenneth F. Domma on the one hand and Gerald W. Hughes and the Hughes & Hughes Partnership, on the other hand, shown on Schedule 4.18 are full recourse as to Mr. Domma and Mr. Hughes personally, respectively.


                 (b)      Loans By Insiders. Each of the loans shown on
         Schedule 4.18 as having been made by any Affiliate, officer, director or former officer or former director of State National or any of its Subsidiaries to State National or any of its Subsidiaries: (i) was made in the ordinary course of business; (ii) is represented by a written promissory note (a true and correct copy of which has been delivered to Liberty), which requires payments of principal and interest on a monthly or otherwise regular periodic schedule; and
         (iii) is current as to all such periodic payments that have become due.

         4.19 Intellectual Property. Except as described in Schedule 4.19, State National and its Subsidiaries own or possess adequate rights to use all patents, trademarks, service marks, trade names, copyrights, or applications for the foregoing, and all computer programs, software, firmware, databases and documentation relating thereto, used in, relating to, or necessary for the conduct of the businesses of State National and its Subsidiaries (collectively, the "Intellectual Properly"). Schedule 4.19 lists all such Intellectual Property and all licenses or other agreements (other than licenses of generally available computer programs or software licenses which are immaterial to the business of State National and its Subsidiaries) pursuant to which State National or any of its Subsidiaries has any right to use or enjoy the Intellectual Property that is owned by


                                     -14-
others or pursuant to which State National or any of its Subsidiaries is under a duty of confidentiality with respect to any Intellectual Property owned by others (the "Intellectual Property Agreements"). Except as otherwise described on Schedule 4.19, as to the Intellectual Property owned by State National or any of its Subsidiaries, such Intellectual Property is owned free and clear of all claims of others, including present or former employees, agents or independent contractors of State National, and neither State National nor any of its Subsidiaries has received notice that use of such Intellectual Property in its business violates or infringes upon the claimed rights of others. As to the Intellectual Property Agreements: (a) all such agreements are in full force and effect; (b) neither State National nor any of its Subsidiaries nor, to the best knowledge, information and belief of State National, any other party thereto, is in default under any such agreements; (c) neither State National nor any of its Subsidiaries is or will become obligated to make any royalty or similar payment under such agreements; (d) the rights of State National and its Subsidiaries under such agreements will not be affected by the consummation of the Merger; and (e) neither State National nor any of its Subsidiaries has received notice that the exercise by State National or any of its Subsidiaries of their rights under such agreement infringes upon the claimed rights of others. In addition, neither State National nor any of its Subsidiaries has received any notice that any of the products or services of State National or any of its Subsidiaries infringes upon claimed rights of others. Except as disclosed on Schedule 4.19, neither State National nor any of its Subsidiaries has granted to any person any license or other right to use in any manner any of the Intellectual Property owned by State National or any of its Subsidiaries or has granted any sublicense or right to use any Intellectual Property licensed to State National or any of its Subsidiaries under the Intellectual Property Agreements: nor has State National or any of its Subsidiaries granted any software licenses or sublicenses that would authorize any person to use any software licensed or sublicensed thereunder for any purpose other than uses limited solely to such person.

         4.20 Insurance. Schedule 4.20 summarizes the amount and scope of the insurance currently in force insuring State National, its Subsidiaries and their respective properties against loss or liability. All such policies or contracts of insurance are sufficient for compliance with all requirements of law and of all agreements to which State National or any of its Subsidiaries is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any insurance policy has been given to State National or any of its Subsidiaries and all premiums required to be paid in connection with such insurance policies have been paid in full.

         4.21 Proxy/Disclosure Statement, Etc. The information with respect to State National, its officers and directors and its Subsidiaries, supplied by State National or its authorized representatives for use in the proxy/disclosure statement to be distributed to the State National shareholders prior to the meeting of such shareholders to vote with respect to the transactions contemplated by this Agreement (the "Proxy/Disclosure Statement"), as such Proxy/Disclosure Statement may be amended or supplemented, will not, when furnished to the State National shareholders or as of the date of their meeting or at the time of Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication to the State National shareholders with respect to the Merger and the transactions contemplated hereby.

         4.22    Employee and Fringe Benefit Plans.

                 (a) Schedule of Plans. Schedule 4.22 to this Agreement lists each of the following that State National or any of its Subsidiaries or any ERISA Affiliate (as defined below) either maintains, is required to contribute to or otherwise participates in (or at any time during the preceding seven years maintained, contributed to or other vise participated in) or as to which State National or any of its Subsidiaries or any ERISA Affiliate has any unsatisfied liability or obligation, whether accrued, contingent or otherwise:

                          (i)      any employee pension benefit plan
                 (Pension/Profit-Sharing Plan) (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit-sharing, retirement, thrift or stock bonus plan;


                                     -15-

                          (ii)     any "multi-employer plan" ("Multi-Employer
                 Plan) (as such term is defined in ERISA);

                          (iii) any employee welfare benefit plan ("Welfare Plan") (as such term is defined in ERISA); or

                          (iv) any other compensation, stock option, restricted stock, fringe benefit or retirement plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees or agents of State National or any of its Subsidiaries or any ERISA Affiliate or their beneficiaries or dependents, including any group health, life insurance, retiree medical, bonus, incentive or severance arrangement;

         (all of the foregoing in items (i), (ii), (iii) and (iv) being referred to as "Employee Plans"). "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with State National or any of its Subsidiaries is treated as a single employer pursuant to Code Section 414(b), (c), (m) or (o). State National has delivered to Liberty (and Schedule 4.22 lists each item delivered) copies of the following: (A) each written Employee Plan, as amended (including either the original plan or the most recent restatement and all subsequent amendments); (B) the most recent Internal Revenue Service ("IRS") determination letter issued with respect to each Pension/Profit-Sharing Plan; (C) the latest actuarial valuation (if any) for each Pension/Profit-Sharing Plan: (D) the three most recent annual reports on the Form 5500 series: (E) each trust agreement, insurance contract or document setting forth any other funding arrangement, if any, with respect to each Employee Plan; (F) the most recent ERISA summary plan description or other summary of plan provisions distributed to participants or beneficiaries for each Employee Plan; (G) each opinion or ruling from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") concerning any Employee Plan; and (H) each Registration Statement, amendment thereto and prospectus relating thereto filed with the SEC or furnished to participants in connection with any Employee Plan.

                 (b) Qualification. Except as set forth in Schedule 4.22 each Pension/Profit-Sharing Plan: (i) has received a favorable determination letter from the IRS to the effect that it is qualified under Code Sections 401(a) and 501, both as to the original plan and all restatements or material amendments; (ii) has never been subject to any assertion by any governmental agency that it is not so qualified; and (iii) has been operated so that it has always been so qualified.

                 (c)      Accruals: Funding

                          (i) Pension/Profit-Sharing Plans Subject to ERISA Title IV. No Pension/Profit Sharing Plan listed on
                 Schedule 4.22 is subject to Title IV of ERISA.

                          (ii) Other Plans. Schedule 4.22 fully and accurately discloses any funding liability under each Employee Plan not subject to ERISA Title IV, whether insured or otherwise, specifically setting forth any liabilities under any retiree medical arrangement and specifically designating any insured plan which provides for retroactive premium or other adjustments. The levels of insurance reserves and accrued liabilities with regard to each such Employee Plan are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

                          (iii)    Contributions. Except as fully and
                 accurately disclosed in Schedule 4.22 (A) each of State National and its Subsidiaries and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law, or required to be paid as expenses under such Employee Plan, including PBGC premiums and amounts required to be contributed under Code Section 412; (B) all contributions have been made in accordance with the actuarial recommendations; and


                                     -16-

                 (C) no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.

                 (d) Reporting and Disclosure. Summary plan descriptions and all other returns, reports, registration statements, prospectuses, documents, statements and communications which are required to have been filed, published or disseminated under ERISA or other federal law and the rules and regulations promulgated by the Department of Labor under ERISA and the Treasury Department or by the SEC with respect to the Employee Plans have been so filed, published or disseminated.

                 (e) Prohibited Transactions; Terminations; Other Reportable Events. Except as set forth in Schedule 4.22:

                          (i)      neither State National, any of its
                 Subsidiaries, any ERISA Affiliate, any Employee Plan, any trust or arrangement created under any of them, nor any trustee, fiduciary, custodian, administrator or any person or entity holding or controlling assets of any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the foregoing persons or entities, or any person or entity dealing with them, to any tax, penalty or other cost or liability of any kind;

                          (ii) no termination, whether partial or complete, has occurred with respect to any Employee Plan; and

                          (iii) no "reportable event" (as such term is defined in ERISA) (other than a reportable event for which the statutory notice requirements have been waived by regulation) has occurred with respect to any Employee Plan.

                 (f) Claims for Benefits. Other than claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, no claims, investigations or arbitrations are pending or threatened against any Employee Plan or against State National or any of its Subsidiaries, any ERISA Affiliate, any trust or arrangement created under or as pan of any Employee Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Employee Plan, and no basis to anticipate any such claim or claims exists.

                 (g) Other. State National, its Subsidiaries and all ERISA Affiliates have fully complied in all material respects with all of their obligations under each of the Employee Plans and with all provisions of ERISA and any and all other law applicable to the Employee Plans. No written notice has been received by State National or any of its Subsidiaries of any claim by any participant in the Employee Plans of any violations of such laws, and to the best knowledge of State National, no such claims are pending or threatened.

                 (h) Creation of Obligations By Reason of Sale of Shares. Except as set forth in such Schedule 4.22, neither the execution of, nor the performance of the transactions contemplated by, this Agreement will create, accelerate or increase any obligations under any Employee Plan, including any obligation to make a payment that would be nondeductible under Code Section 280G or any other Code provision.

                 (i)      No Multi-Employer Plans. Except as set forth in
         Schedule 4.22, none of the Employee Plans are Multi- Employer Plans, and neither State National, any of its Subsidiaries nor any ERISA Affiliate has any liability, joint or otherwise, for any withdrawal liability (potential, contingent or other vise) under ERISA Title IV for a complete or partial withdrawal from any Multi-Employer Plan.

         4.23 Hazardous Waste and Substances: Environmental Requirements. To the best knowledge, information and belief of State National and its Subsidiaries, except as set forth in Schedule 4.23, State National and its Subsidiaries are in compliance in all material respects with all laws, governmental standards,


                                     -17-
rules and regulations applicable to them or to any of their properties in respect to occupational health and safety laws and environmental laws and have obtained all governmental authorizations, kept all records and made all filings required by applicable environmental laws with respect to emissions or discharges into the environment and the proper disposal of any hazardous wastes, hazardous substances, or other hazardous or toxic materials as defined in the environmental laws. To the best knowledge, information and belief of State National and its Subsidiaries, none of the properties occupied or used by State National or any of its Subsidiaries has been contaminated with any such hazardous wastes, hazardous substances or other hazardous or toxic materials as a result of actions of State National or any of its Subsidiaries or, to the best knowledge, information and belief of State National or any of its Subsidiaries, as a result of actions of any other person or entity. Neither State National nor any of its Subsidiaries has received any notices from the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund Notices"), any citations from any governmental authority for noncompliance with its requirements with respect to air, water or environmental pollution, or the improper storage, use or discharge of any hazardous waste, other waste or other substance or material pertaining to its business ("Citations") or any written notice from any private party alleging any such noncompliance or impropriety, and there are no pending or unresolved Superfund Notices, Citations or written notices from private parties alleging any such noncompliance or impropriety.

         4.24 Bank Accounts. Schedule 4.24 lists all bank accounts and safe deposit boxes of State National and its Subsidiaries, specifying the account numbers.

         4.25 Certain Expenses. The only fees and expenses which have been or are expected to be incurred by State National and its Subsidiaries relating to the Merger are the fees and expenses payable to Legg Mason Wood Walker to act as "Purchaser Representative" for certain shareholders of State National, as provided in a letter agreement dated February 16, 1994, customary fees and expenses of State National's independent accounting firm and outside counsel, which are disclosed on Schedule 4.25, and any other fees and expenses disclosed on Schedule 4.25.

         4.26 Reserves. Except as described in Schedule 4.26, the reserves carried on the books of State National's Subsidiaries for payment of all benefits, losses, claims and expenses under all outstanding insurance policies of State National's Subsidiaries and under all obligations that State National's Subsidiaries have assumed under any reinsurance treaties are adequate to cover the total amount of all reasonably anticipated liabilities of State National's Subsidiaries. Except as described in Schedule 4.26. State National's Subsidiaries' reserves have been properly computed in accordance with all applicable laws and all applicable regulations and accounting principles imposed by any regulatory bodies having jurisdiction over State National's Subsidiaries.

         4.27 Policy Forms: Agents. Policy forms that have been used or are currently being used by State National's past or present Subsidiaries have been filed with the appropriate state insurance authorities in the states where State National's past and present Subsidiaries have offered the types of insurance or insurance products covered by such policies. The policies currently in use meet (and those previously in use met) all applicable legal requirements of each such state. Each employee and agent of State National's past or present Subsidiaries is duly licensed (and has been duly licensed during all relevant periods) in each state where such employee or agent offers or sells (or sold) the insurance or insurance products of any past or present State National Subsidiary.

         4.28 Directors and Officers. Schedule 4.28 lists the name of each individual serving as a director or officer of State National or any of its Subsidiaries as of the date hereof.

         4.29 Accuracy of Schedules, Certificates and Documents. All information concerning State National and its Subsidiaries contained in this Agreement, in any certificate furnished to Liberty pursuant hereto and in each schedule attached hereto is both complete (in that, except as otherwise stated therein, it represents all the information called for by the description of the respective schedule in this Agreement and does not omit to state any material fact necessary to make the statements contained therein not misleading) and accurate in all material respects. All documents furnished to Liberty pursuant to this Agreement as being


                                     -18-
documents described in this Agreement or in any schedule attached hereto are true and correct copies of the documents which they purport to represent.

         4.30 Special Tax Matters. Neither State National nor any of its Subsidiaries is an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code. The fair market value of the assets of State National and its Subsidiaries will equal or exceed the sum of the liabilities, if any, assumed by Liberty, plus the amount of liabilities, if any, to which the transferred assets are subject. The liabilities of State National to be assumed by Liberty and subject to which the assets of State National will be transferred were incurred by State National in the ordinary course of its businesses or will be liabilities to pay expenses of the transaction that are solely and directly related to the Merger.

         4.31 Guaranty Fund Obligations. Except as set forth on Schedule 4.31, neither State National nor any of its Subsidiaries has received at any time since December 31, 1990 any notice of, or has any knowledge of or reason to know of, any assessments imposed or to be imposed on any of them by any state authorities administering any insurance guaranty funds in any state where any of them does business or any events or circumstances likely to result in any such assessments.

         4.32 Inapplicability of LBCL Sec. 12:133. On January 31, 1994, prior to the execution of any Transfer Restriction Agreements, the Board of Directors duly adopted the resolution set forth on Schedule 4.32, which irrevocably exempted the Merger from the requirements of Section 12:133 of the LBCL. Such resolution is in full force and effect, has not been amended or rescinded, and by its terms is irrevocable.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF LIBERTY

         Liberty represents and warrants to, and agrees with, State National and the Indemnifying Shareholders as follows:

         5.1 Organization and Qualification, Etc. Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

         5.2 Authorization, Etc. Liberty has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby on the part of Liberty. The execution and delivery by Liberty of this Agreement and the consummation by Liberty of the transactions contemplated on its pan hereby have been duly authorized by the Board of Directors of Liberty, subject only to the final determinations described in the following sentence. Liberty's Board of Directors has approved and authorized the establishment of Liberty's Preferred Stock 1994-A Series having the rights, terms and conditions set forth in Schedule 6.15, subject only to a final determination of the number of shares that will constitute such series and certain applicable dates, which determinations shall be made in the manner described on Schedule 6.15. Except for the final determinations described above with respect to the Liberty Preferred Stock 1994-A Series, no other corporate action on the part of Liberty is necessary to authorize the execution and delivery of this Agreement by Liberty or the consummation by Liberty of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Liberty and is a valid agreement of Liberty, enforceable against Liberty in accordance with its terms, subject to (a) bankruptcy, insolvency and other laws of similar import, (b) principles of equity, and (c) applicable public policy.

         5.3 Non-Contravention. Except to the extent Liberty has reason to believe that it will be able to obtain (without additional payment or expense) all consents and waivers necessary to avoid any such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict or event, the execution and delivery of this Agreement by Liberty does not, and consummation of the transactions contemplated hereby will not, violate or result, with the giving of

                                     -19-
notice or the lapse of time or both, in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Liberty pursuant to any provision of any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Liberty is a party or by which Liberty is bound and do not and will not violate or conflict with any other restriction of any kind or character to which Liberty is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which Liberty is a party, if such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict or event would, when taken together with all other such violations, accelerations, entitlements to accelerate, creations and impositions of liens, charges, pledges, security interests and other encumbrances, conflicts and events, affect materially and adversely the business of Liberty or any of its Subsidiaries or Liberty's ability to consummate the transactions contemplated by this Agreement.

         5.4 Consents, etc. Except for (a) applicable notices to and filings with the SEC pursuant to Regulation D promulgated under the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the filings with the Federal Trade Commission and the Department of Justice as required by the HSR Act, (c) any filings required to be made with, and any approvals required to be obtained from, the Insurance Department of the State of Louisiana and any other applicable state insurance authority, (d) the filing of the "Preferred Stock 1994-A Amendment" with the Secretary of State of South Carolina (as defined in and contemplated by Section 6.15) and (e) the filing of Articles of Merger with the Secretary of State of South Carolina and a Certificate of Merger with the Secretary of State of Louisiana, no consent, authorization, order or approval, or filing or registration with, any governmental commission, board or other regulatory body is required to be made or obtained by Liberty for or in connection with the execution and delivery of this Agreement by Liberty and the consummation by Liberty of the transactions contemplated hereby, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material and adverse effect on the consummation of the transactions contemplated by this Agreement.

         5.5 Periodic Reports. The information in Liberty's Annual Report on Form 10-K (including the Annual Report to Shareholders) for the year ended December 31, 1992 (the "Liberty Form 10-K Report"), Liberty's Quarterly Report on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 (the "Liberty Quarterly Reports") and Liberty's Proxy Statement for Liberty's Annual Meeting of Shareholders held on May 4, 1993 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information with respect to Liberty, its officers and directors and its Subsidiaries, and (subject in all respects to the representations made elsewhere herein by State National and the Indemnifying Shareholders with respect to the financial statements of State National reflected therein) the pro forma financial information reflecting the combined results of Liberty and State National that shall have been included by Liberty in the Proxy/Disclosure Statement, as such Proxy/Disclosure Statement may be amended or supplemented, will not, when furnished to the State National shareholders or on the date of their meeting or at the time of Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct statements in any earlier communication to the shareholders of State National (the preparation of which Liberty participated in) with respect to the transactions contemplated by this Agreement.

         5.6 Financial Statements. The consolidated balance sheets of Liberty and its Subsidiaries as of December 31, 1991 and 1992 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1990, 1991 and 1992, including the notes thereto, certified by Ernst & Young, independent certified public accountants, included in the Annual Report to Shareholders contained in the Liberty Form 10-K Report and the financial statements, including the notes thereto, contained in the Liberty Quarterly Reports have been prepared in conformity with generally accepted accounting principles consistently applied in all material respects (subject to the adjustments required to reflect


                                     -20-

Liberty's adoption, effective January 1, 1993, of certain Financial Accounting Standards, as described in Liberty's Quarterly Report for the quarter ended March 31, 1993) and present fairly the consolidated financial position of Liberty and its Subsidiaries as of such respective dates and their consolidated results of operations for the periods then ended, subject, in the case of any interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

         5.7 Absence of Certain Changes or Events. Since December 31, 1992, there has not been (a) any damage, destruction or other casualty loss with respect to property owned by Liberty or any of its Subsidiaries whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving Liberty or any of its Subsidiaries which, in any of such cases or in the aggregate, materially and adversely affected the financial condition of Liberty and its Subsidiaries considered as a whole, or (b) any material adverse change in the financial condition or results of operations of Liberty and its Subsidiaries, considered as a whole.

         5.8 Absence of Undisclosed Liabilities and Agreements. Except as set forth on the balance sheet as of September 30, 1993 included in the most recent Liberty Quarterly Report, neither Liberty nor any of its Subsidiaries had, as of September 30, 1993, any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation any uninsured liabilities resulting from failure to comply with any law applicable to the conduct of its business) required by generally accepted accounting principles to be set forth on the balance sheet or disclosed in the notes thereto.

         5.9 Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Liberty, contemplated or threatened against Liberty or any of its properties, which seeks damages in connection with any of the transactions contemplated by this Agreement or to prohibit, restrict or delay the transactions contemplated hereby or any of the conditions to consummation of the transactions contemplated hereby or to limit in any manner the right of Liberty to control State National and its Subsidiaries or any aspect of the business of State National and its Subsidiaries after the Effective Time, or which, in the event of a final adverse determination, considered individually or in the aggregate with all such other claims, actions, suits or proceedings, would materially and adversely affect the financial condition of Liberty, and there is not any judgment, decree, injunction, ruling or order of any court, governmental department commission, agency or instrumentality, arbitrator or any other person outstanding against Liberty having any such effect.

         5.10 Accuracy of Schedules. Certificates and Documents. All information concerning Liberty contained in this Agreement. in any certificate furnished by Liberty to the other parties to this Agreement pursuant hereto and in each schedule attached hereto is both complete (in that, except as otherwise stated therein, it represents all the information called for by the description of the respective schedule in this Agreement and does not omit to state any material fact necessary to make the statements contained therein not misleading) and accurate in all material respects; and all documents furnished by Liberty to the other parties to this Agreement pursuant to this Agreement as being documents described in this Agreement or in any schedule attached hereto are true and correct copies of the documents which they purport to represent.


                                   ARTICLE 6

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 Conduct of Business. State National covenants that during the period from the date hereof to the Effective Time:

                 (a) Operations by State National in the Ordinary Course of Business. Except as otherwise provided in or contemplated by this Agreement, State National shall, and shall cause each Subsidiary to, conduct its operations according to its ordinary and usual course of business and use its best efforts to: preserve intact its business organization: keep available the services of its officers,


                                     -21-
         employees and agents; maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it; and continue to apply the underwriting practices and principles it has previously applied. Officers of State National shall confer with representatives of Liberty to keep it informed with respect to operational matters of a material nature and to report the general status of the on-going operations of the businesses of State National and its Subsidiaries.

                 (b) Forbearances by State National. Except as otherwise provided in or contemplated by this Agreement, neither State National nor any of its Subsidiaries shall, without the prior written consent of Liberty:

                          (i) take any action which would increase the total consolidated indebtedness of State National or any of its Subsidiaries for borrowed money and capitalized leases, incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

                          (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity, except in the ordinary and usual course of business;

                          (iii) declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock, or declare or make any distribution on, redeem, purchase or otherwise acquire, any shares of State National Common Stock or split, combine or otherwise similarly change the outstanding shares of State National Common Stock, or authorize the creation or issuance of or issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or give any person any right to acquire from it, any shares of its capital stock, or agree to take any such action, provided that if the Closing has not occurred by March 31, 1994, then State National may declare and pay a cash dividend of $.125 per share in the second quarter of 1994, and if the Closing has not occurred by June 30, 1994, then State National may declare and pay a cash dividend of $.125 per share in the third quarter of 1994.

                          (iv) mortgage, pledge or otherwise encumber any material property or asset;

                          (v) sell, lease, transfer or dispose of any of its properties or assets, except in the ordinary and usual course of business, waive or release any rights of value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

                          (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, corporation or other entity, except in the ordinary and usual course of business;

                          (vii) make any one capital expenditure in an amount exceeding $10,000 or any series of capital expenditures in an aggregate amount exceeding $50,000;

                          (viii) enter into or terminate any contract, agreement, plan, lease or reinsurance treaty, or make any change in any of its contracts, agreements, plans, leases or reinsurance treaties other than in the ordinary and usual course of business;

                          (ix) increase in any manner the compensation or fringe benefits of any of its officers, employees or agents or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any such officers, employees or agents, or commit itself


                                     -22-
                 to or enter into any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person, provided that State National may continue to accrue for its Profit Sharing Plan on a monthly basis, consistent with past practices, at a rate comparable to that of the prior year (totalling approximately $125,000 for the year);

                          (x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

                          (xi) amend its Articles of Incorporation or Bylaws or those of any of its Subsidiaries;

                          (xii)     enter into any collective bargaining
                 agreement; or

                          (xiii) enter into an agreement to do any of the things described in clauses (i) through (xii).

         6.2 Shareholders' Meeting; Proxy/Disclosure Statement. State National shall (a) cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of considering and acting upon this Agreement and all actions contemplated hereby which require the approval of State National shareholders (the "State National Shareholders' Meeting"), (b) recommend approval of this Agreement to the State National shareholders, and (c) use its reasonable efforts to cause such meeting to take place and to obtain the approval by the State National shareholders of the Merger and the other transactions contemplated by this Agreement. Liberty shall prepare and distribute, and State National shall cooperate with and assist Liberty in preparing and distributing, to the State National shareholders a reasonable time before the State National Shareholders' Meeting the Proxy/Disclosure Statement (and any amendments or supplements thereto which may be necessary or desirable) describing the transactions contemplated hereby and providing other information relevant to the decisions by the State National shareholders with respect to the Merger and other matters contemplated hereby. State National will furnish to Liberty all information about State National which is required to be set forth in the Proxy/Disclosure Statement to comply with Regulation D promulgated under the Securities Act. If at any time prior to the Effective Time, State National shall become aware that any event has occurred relating to State National which should be set forth in an amendment of, or a supplement to, the Proxy/Disclosure Statement, State National shall promptly inform Liberty and will furnish to Liberty all necessary information known to State National with respect thereto.

         6.3 HSR Act Filings. State National and Liberty have made appropriate filings with the Federal Trade Commission and the Department of Justice under the HSR Act, with respect to the transactions contemplated by this Agreement. In connection with such filings, State National and Liberty shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this Section 6.3. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other party.

         6.4 Consents, Authorizations, Etc. Each party hereto will use its best efforts to obtain all consents, authorizations, waivers, orders and approvals from any governmental commission, board or other regulatory body, and to make all related filings and registrations which such party is required to obtain or make for the consummation of the Merger, for Liberty to control State National's Subsidiaries following the Merger and for Liberty to continue to enjoy, following the Merger, all of the rights and benefits of State National, or which such party is required to obtain or make in connection with the performance by such party of this Agreement and the consummation by it of the transactions contemplated hereby. Each party hereto also will use its best efforts to obtain all consents, authorizations, waivers and approvals from any non-governmental third party which such party hereto is required to obtain or make pursuant to any contract or


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


agreement to which it is a party for the consummation of the Merger, for Liberty to control State National's Subsidiaries following the Merger and for Liberty to continue to enjoy, following the Merger, all of the rights and benefits of State National, or which such party is required to obtain or make pursuant to any contract to which it is a party in connection with the performance by such party of this Agreement and the consummation by it of the transactions contemplated hereby. Each party hereto also will cooperate fully with the other parties in assisting them to obtain such consents, authorizations, waivers, orders and approvals that the other parties are required to obtain or make.

         6.5     Investigation; Confidentiality.

                 (a) Investigation. Liberty may, prior to the Effective Time, make or cause to be made such investigation of the business and properties of State National and its Subsidiaries and their financial and legal condition as Liberty deems necessary or advisable to familiarize itself therewith, provided that such investigation shall not interfere with normal operations of State National and its Subsidiaries. State National agrees to permit Liberty and its authorized representatives to have or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records, officers and employees of State National and its Subsidiaries at reasonable hours, and the officers of State National and its Subsidiaries will furnish Liberty with such financial and operating data and other information with respect to the business and properties of State National and its Subsidiaries as Liberty shall from time to time request. State National will permit Liberty and its representatives, including its accounting firm, to review the workpapers of the accounting firm of State National relating to their review or audit of the financial statements as of and for the three most recent years.

                 (b) Confidentiality. Except as otherwise required in connection with any disclosures included as necessary or desirable in the Proxy/Disclosure Statement (or any amendments or supplements thereto) or required in filings which any party makes with the Securities and Exchange Commission or other regulatory entities, any information which any party provides to the other or to the other's Representatives, whether written or oral, shall be treated as confidential material (the "Confidential Material"), except that this shall not apply to information that is generally available to the public or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives. For purposes of this Agreement, the term "Representatives" shall mean a party's directors, officers, employees, attorneys, accountants, investment bankers, brokers, bankers and others engaged by such party or intended to be engaged by such party to advise it regarding the Confidential Material or the transactions contemplated hereby or to assist in financing the transactions contemplated hereby and who receive Confidential Material. It is hereby agreed that the Confidential Material will be used by the receiving party and/or its Representatives only for purposes of evaluating and facilitating the transactions contemplated hereby, and that the Confidential Material will be kept confidential by the receiving party and its Representatives; provided, however, that (A) any of such information may be disclosed to the receiving party's Representatives who need to know such information for purposes relating to the transactions contemplated hereby (it being understood that such Representatives shall be informed by the receiving party of the confidential nature of such information and shall be directed by the receiving party to treat such information confidentially), and (B) any other disclosure of such information may be made to which the party providing the information consents in writing.

                          (i) State National hereby acknowledges that it is aware (and that its Representatives and shareholders who are apprised of this matter have been, or upon becoming so apprised will be, advised) of the restrictions imposed by the United States federal securities laws on a person possessing material nonpublic information about a public company.

                          (ii) The provisions of this Section 6.5(b) shall remain in effect for a period of three years after the date hereof; provided, however, that nothing herein shall


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                                      64
                 limit Liberty's rights to disclose any information covered hereby following any consummation of the transactions contemplated hereby.

         6.6 Expenses. If the Merger is not consummated, all costs and expenses (including any brokerage commissions or any finder's fees and including reasonable attorneys' and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses. If the Merger is consummated, all such costs and expenses incurred by Liberty or State National shall be paid by Liberty as the Surviving Corporation; any additional costs and expenses incurred by any State National shareholders in their individual capacities shall be paid by the shareholders incurring such costs and expenses.

         6.7     Taxes.

                 (a) Filing of Returns. State National shall cause the preparation and filing of all returns and reports for Taxes for State National and its Subsidiaries for all taxable periods ending on or before the Effective Time. Such returns shall be completed and filed no later than the due date thereof, including any extensions. At least 20 days prior to the due date thereof, including any extensions, or, if earlier, at least 20 days prior to the date on which State National (or any such Subsidiary) intends to file any such return. State National shall provide Liberty with a copy of each such return for approval by Liberty prior to the filing of such return.

                 (b) Access and Assistance. State National shall provide Liberty with such access and information as Liberty may reasonably request in connection with the preparation of any return of Taxes, any audit or other examination by any taxing authority, and any judicial or administrative proceeding relating to liability for Taxes of State National and its Subsidiaries.

         6.8 Approval by State Insurance Departments. Each party hereto shall (and State National shall cause each of its Subsidiaries to) use its best efforts to file all applications and other documents, and to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable laws of the State of Louisiana and other jurisdictions, including all requisite approvals of the insurance regulatory authorities in such states and all other governmental approvals required for consummation of the transactions contemplated by this Agreement, in each case as promptly as is practicable. State National shall (and shall cause each of its Subsidiaries to) take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by Liberty to assist Liberty in completing all such filings and obtaining all such consents and approvals as Liberty are required to make and obtain. Liberty shall take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by State National to assist State National (and its Subsidiaries) in completing all filings and obtaining all consents and approvals as State National (or any of its Subsidiaries) is required to make and obtain.

         6.9 Publicity. Except as otherwise required by law, State National and Liberty shall coordinate with each other with respect to any notices to third parties, press releases or other public announcements or filings with respect to this Agreement and the transactions contemplated hereby. Neither Liberty nor State National shall act unilaterally in this regard, except as may be required by law or pursuant to the advice of counsel, without the prior approval of the other party, which approval shall not be unreasonably withheld.

         6.10 Resignations of Directors and Officers. Except for the officers of State National Subsidiaries identified on Schedule 6.10 with respect to the positions identified thereon, State National shall use its best efforts to obtain appropriate resignations, effective as of the Effective Time, from each director and officer of State National and its Subsidiaries, including, but not limited to, the directors and officers identified on
Schedule 4.28.

         6.11 Noncompetition, Nondisclosure and Nonsolicitation. State National shall obtain from each of the individuals listed on Schedule 6.11(a), each of whom is a shareholder of State National (the "Restricted Individuals), to the extent such individuals have not signified their acknowledgment and agreement by


                                     -25-
executing this Agreement, a written acknowledgment of the matters described below and agreement to be bound by all of the terms of this Section (as well as Sections 12.1, 12.9 and 12.10 (a "Noncompete Agreement"). Each Restricted Individual acknowledges (or shall acknowledge if not a signatory to this Agreement) that the consideration to be paid to him pursuant to the Merger reflects a substantial portion of the future value to Liberty of State National's business and related goodwill. In addition, each of the Restricted Individuals acknowledges (or shall acknowledge if not a signatory to this Agreement) that in the course of his employment with and/or service as a director for State National or any of its Subsidiaries, he has received trade secrets and confidential and proprietary information concerning State National's or its Subsidiaries' business and customers. Each of the Restricted Individuals further acknowledges (or shall acknowledge if not a signatory to this Agreement) that the restrictions contained in this Section 6.11 are necessary and reasonable to give Liberty the full value of State National's business and the related goodwill being purchased. Each of the Restricted Individuals therefore covenants and agrees (or shall covenant and agree if not a signatory to this Agreement) with Liberty that:

                 (a) From the effective date of the Merger until the second anniversary of the effective date of the Merger, no such Restricted Individual will, directly or indirectly, carry on or engage in pan or all of the "Defined Business" (as defined below) within the "Territory" (as defined below), or solicit any of the policyholders or other customers of State National or its Subsidiaries for the purpose of providing any of the types of insurance included in the Defined Business.

                          (i) Carrying on or engaging in a business shall include, but not be limited to, acting as consultant, advisor, independent contractor, officer, manager, employee, principal or agent of any corporation, partnership, association or agency, or being a member or employee of any partnership or any owner or employee of any other business, any of which conducts, directly or through a subsidiary or other controlled entity, any pan of the Defined Business, but, notwithstanding the foregoing, shall not include acting solely in a capacity completely unrelated to the Defined Business.

                          (ii) "Defined Business" shall mean the type of insurance business conducted by State National and its Subsidiaries at the time of this Agreement, including the provision through the issuance of policies and the acceptance of risks through reinsurance treaties, of individual life insurance and accident and health insurance.

                          (iii) "Territory" shall mean the geographical regions identified on Schedule 6.11(b). The Territory is hereby acknowledged as comprising the primary territory served by State National and its Subsidiaries and the territory in which State National and its Subsidiaries have actively solicited policyholders and other customers as of the date hereof and a territory in which Liberty, directly or through one or more of Liberty's subsidiaries, plans to solicit policyholders and other customers and carry on a like business to that now conducted by State National and its Subsidiaries.

                 (b) No Restricted Individual shall disclose to third parties or use for his own or others' benefit any "Proprietary Information (as defined below) of State National or any of its Subsidiaries of which he became informed during his employment and/or service as a director, whether or not such information or material was developed by him. As used herein, the tenn "Proprietary Information" refers to any and all information of a confidential, proprietary or secret nature which is or may be either applicable to or related in any way to (i) the business of State National or any of its Subsidiaries, or
(ii) the research and development or investigations of State National or any of its Subsidiaries, and shall include, but not be limited to, trade secrets, processes, formulas, data, algorithms, source codes, object codes, documentation, flow-charts, drawings, correspondence, know-how, improvements, inventions, techniques, concepts, technologies, programs, designs, personnel records, marketing plans and strategies, policyholder and other customer lists, pricing and underwriting policies and practices, cost information, salaries, commissions and other compensation, proposals to policyholders and other customers, and data, confidential information or property entrusted to State National or any of its Subsidiaries by any policyholders or other customers and confidential information concerning policyholders and other customers or employees of State National or any of its Subsidiaries. Each


                                     -26-
of the Restricted Individuals shall remain under this obligation of confidentiality for a period from the effective date of the Merger until the second anniversary of the effective date of the Merger unless and until he is expressly released from it in a writing signed by Liberty or he or she learns with certainty that the information or material in question has become public knowledge other than through any breach of his confidentiality agreement hereunder.

         6.12 Cancellation of Employment Agreements. Effective as of the Closing, except for the agreements set forth on Schedule 6.12, State National shall cancel all employment or salary continuation agreements with any officers or key employees of State National and its Subsidiaries, in each case without any payment by State National or any of its Subsidiaries for such cancellation and, except for retirement benefits and health insurance coverages in effect prior to the date hereof, without any continuing obligation on the pan of State National or any of its Subsidiaries for any continuation of such person's compensation, except any payment or continuing obligation agreed to in writing by Liberty.

         6.13 Actions to Avoid, and Notices of, Breaches of Representations and Warranties. State National and the Indemnifying Shareholders shall: (a) take such actions (and cause State National's Subsidiaries to take such actions) so that State National's representations and warranties in this Agreement remain true and correct and shall not take any action that would cause such representations and warranties to cease to be true and correct: and
(b) inform Liberty promptly of any facts or circumstances that could be reasonably expected to constitute or result in a breach of any of State National's representations and warranties in this Agreement.

         6.14 Periodic Reports. Liberty covenants that, for a period of three years following the Effective Time of the Merger, it will file all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act, and the rules and regulations adopted by the SEC thereunder, so as to comply with the current public information requirements of Rule 144(c)(i); provided, however, that if Liberty's obligation to file such reports under
Section 13 or 15(d) of the Securities Exchange Act of 1934 is suspended or terminated in accordance with the provisions of the Exchange Act. Liberty shall not be obligated to satisfy the alternative requirements of Rule 144(c)(2) in order to facilitate the availability of Rule 144 for resales of Liberty Common Stock by the State National shareholders. Subject to the foregoing proviso, Liberty will take such further action as any holder of Liberty Common Shares issued in connection with the Merger may reasonably request, or to the extent required from time to time to enable such shareholders to sell within the limitation of the exemption provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.

         6.15 Liberty Preferred Stock 1994-A Series. Prior to the Closing, Liberty shall take all remaining actions and make all filings (including filing an appropriate amendment to Liberty's Articles of Incorporation (the "Preferred Stock 1994-A Series Amendment")) necessary or desirable to establish the Liberty Preferred Stock 1994-A Series to be issued pursuant to this Agreement as a distinct series, having the rights, terms and conditions set forth on
Schedule 6.15.

         6.16 Stock Exchange Listing. Liberty shall cause the shares of Liberty Common Stock to be issued in connection with the transactions contemplated by this Agreement (including shares of Liberty Common Stock issued upon conversion of the Liberty Preferred Stock) to be authorized for listing on the New York Stock Exchange, but Liberty shall not have any obligation to cause the shares of Liberty Preferred Stock to be authorized for listing on the New York Stock Exchange or otherwise authorized for trading on any stock exchange or in any over-the-counter market or through any similar facilities.

         6.17    Shareholder Matters.

                 (a) Transfer Restrictions. Each Non-Cash Bonus Shareholder has previously executed and delivered to Liberty a letter agreement in the form attached hereto as Schedule 6.17(a) (the "Transfer Restriction Agreement") agreeing, as an inducement to Liberty to enter into this Agreement and proceed with the transactions contemplated hereby, not to transfer record or beneficial ownership of any shares of State National Common Stock owned by such shareholder (as shown on Schedule 2.2)


                                     -27-
         prior to the proper termination of this Agreement or, if earlier. September 30, 1994, except to Liberty pursuant to the Merger or with Liberty's advance written consent.

                 (b) Shareholder Agreements. State National and the Indemnifying Shareholders shall use their best efforts to cause each State National shareholder desiring to receive any part of the Stock Portion of the Merger Consideration to execute and deliver to Liberty no later than the fifth business day prior to the State National Shareholders Meeting a "Shareholder Agreement" in the form attached hereto as Schedule 6.17(b), containing representations and agreements deemed appropriate by Liberty to assure compliance with Regulation D and any applicable exemptions from registration under the securities laws of applicable states or other jurisdictions.

                 (c) Rights of Liberty. If: (i) any Non-Cash Bonus Shareholder transfers any record or beneficial ownership of State National Common Stock in violation of any Transfer Restriction Agreement, or (ii) any Non-Cash Bonus Shareholder who desires to receive any part of the Stock Portion of the Merger Consideration fails to deliver a Shareholder Agreement to Liberty at least five business days prior to the State National Shareholders Meeting, then Liberty shall be entitled, in its discretion, to terminate this Agreement pursuant to Section 9.1(b) or to revise the allocation of Merger Consideration pursuant to Section 2.2(b)(iii) to the extent appropriate to avoid issuing any part of the Stock Portion of the Merger Consideration in circumstances which Liberty reasonably determines may fail to qualify for the exemption from registration provided by Regulation D or any exemption from registration provided under the securities laws of any applicable state or other jurisdiction.

         6.18 Repayment of Certain Insider Loans; Modification Regarding Domma Loan.

                 (a) Loans To Insiders. State National and its Subsidiaries shall repay at or prior to Closing all of the insider loans to State National or any of its Subsidiaries that are designated on Schedule 4.18 for repayment prior to Closing. The amount repaid shall be limited to the unpaid principal plus the amount of interest accrued through March 31, 1994. State National shall obtain and deliver to Liberty at Closing all promissory notes and any other documents evidencing such loans properly cancelled by the payees to show that they have been satisfied in full.

                 (b) Domma's Loan. By executing this Agreement. Mr. Domma agrees that at or prior to Closing, he shall enter into any modifications to the documentation for the loan to him by State National or its Subsidiary shown on Schedule 4.18 in the "Other Loan" column which Liberty may deem necessary or appropriate to provide for the substitution of Liberty Common Stock or Liberty Preferred Stock 1994-A Series (or both) issued to Mr. Domma in the Merger for the State National Common Stock presently securing such loan. The amount of Liberty stock securing the Domma loan shall at all times be in an amount satisfactory to Liberty, treating such loan as a "purpose credit" pursuant to the Securities Exchange Act of 1934 and Regulation G thereunder, as amended (which would presently require Liberty stock securing such loan to have a value of at least 200% of the balance of the loan).

         6.19 Termination of Benefits to Non-State National Employees. State National shall take all actions necessary to terminate from coverage under its Employee Plans any persons who are not employees or sales agents of State National or its Subsidiaries (or their family members or other dependents) including, without limitation, employees and principals of the law firm of Watson, Blanche, Wilson & Posner who are currently covered under The State National Life Insurance Company Employee Health and Life Benefits Plan. The elimination of such benefits shall not result in any payment by or continuing obligation on the part of State National (or any of its Subsidiaries) or Liberty. State National shall deliver to Liberty at Closing evidence satisfactory to Liberty of compliance with this Section 6.19.

         6.20 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken all actions and to do, or cause to be


                                     -28-
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


done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.


                                   ARTICLE 7

                            CONDITIONS TO THE MERGER

         7.1 Conditions to Merger Relating to Both Parties. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Liberty and State National, prior to or at the Closing, of each of the following conditions:

                 (a) Approval by State National Shareholders. State National's shareholders shall have duly adopted this Agreement in accordance with the Articles and Bylaws of State National and the LBCL

                 (b) Insurance Department Approvals, Etc. All required approvals shall have been obtained from the insurance departments of the State of Louisiana and, if applicable, any other insurance regulatory agency having jurisdiction over the transactions contemplated hereby.

                 (c) Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired or been terminated without any requirement that a divestment be made by Liberty or State National, and no proceeding by the Department of Justice or the FTC shall be pending or threatened with respect to the transactions hereunder, which if determined adversely, would have a material adverse effect on the financial condition or results of operations of State National and its Subsidiaries.

         7.2 Conditions to Merger Relating to Liberty. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Liberty, prior to or at the Closing, of each of the following conditions:

                 (a) Consents, Authorizations, etc. Except for the filing of Articles of Merger with the Secretary of State of South Carolina and a Certificate of Merger with the Secretary of State of Louisiana, in addition to the approvals required in Section 7.1, all consents, authorizations, waivers, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body or any non-governmental third party which are required for or in connection with the execution and delivery by State National of this Agreement and the consummation by State National of the Merger or the other transactions contemplated hereby or which State National must obtain to permit Liberty to control State National's Subsidiaries following the Merger or to permit Liberty and its Subsidiaries to continue to enjoy, in all material respects, following the Merger, all of the rights and benefits of State National and its Subsidiaries, including the ability of State National's Subsidiaries to continue conducting their business in all material respects in the same manner as it is now being conducted, shall have been obtained or made.

                 (b) Injunction, etc. At the Closing there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Liberty or State National which prohibits, restricts or delays consummation of the Merger or any of Liberty's conditions to the consummation of the Merger, or limits the right of Liberty to control in any material respect the business of State National and its Subsidiaries after the Effective Time.

                 (c) Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of State National, each Indemnifying Shareholder, and each other shareholder of State National party to this Agreement contained in this Agreement shall have been true and correct at the date hereof and shall also be true and correct in all material respects at and


                                     -29-
         as of the Closing, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Closing, except as such representations and warranties by their terms relate only to periods of time prior to the Closing; State National and each Indemnifying Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and Liberty shall have received one or more certificates of the Chairman and/or President of State National and, if requested, one or more certificates of such other parties certifying, to the best of his or their knowledge, to all of the foregoing effects.

                 (d) Resignations of Directors and Officers. In accordance with and subject to the exceptions contemplated by Section 6.10, Liberty shall have received appropriate resignations from each director and officer of State National and any of its Subsidiaries.

                 (e) Cancellation of Employment Agreements. Liberty shall have received evidence satisfactory to it that, except for the agreements set forth on Schedule 6.12, all employment or salary continuation agreements with any officers or key employees of State National and its Subsidiaries have been cancelled, effective as of the Effective Time. in each case without any payment by State National or any of its Subsidiaries for such cancellation and, except for retirement benefits and health insurance coverages in effect prior to the date hereof, without any continuing obligation on the part of State National for any continuation of such person's compensation, except any payment or continuing obligation agreed to in writing by Liberty.

                 (f) Opinion of State National's Counsel. Liberty shall have received an opinion of counsel to State National. dated as of the Closing and satisfactory in form and substance to Liberty and their counsel:

                          (i) To substantially the same effect as Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.32 and, to
                 counsel's knowledge, to the same effect as Section 4.16;

                          (ii) To the effect that upon the filing of the Certificate of Merger with the Secretary of State of Louisiana and Articles of Merger with the Secretary of State of South Carolina in accordance with Section 1.2 of this Agreement, the Merger shall become effective in accordance with the terms hereof under the laws of Louisiana; and

                          (iii) To the effect that nothing has come to the attention of such counsel which leads such counsel to believe that, at the time of the State National Shareholders' Meeting or at the time the Proxy/Disclosure Statement was distributed to the State National shareholders or at the time of Closing, the information regarding State National included in the Proxy/Disclosure Statement, as amended or supplemented (except for the financial statements and any other financial or statistical data, as to which such counsel need express no opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (g) Exchange Listing. The shares of Liberty Common Stock issuable as part of the Merger Consideration or upon conversion of the Liberty Preferred Stock 1994-A Series shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

                 (h) Dissenting Shareholders. The holders of shares of State National Common Stock outstanding immediately prior to the Effective Time shall not have elected, pursuant to the LBCL to seek payment for more than 5% of the total number of such shares in accordance therewith.

                 (i) Shareholder Agreements; Compliance with Regulation D. Liberty shall have received: (i) a Shareholder's Agreement in the form attached hereto as Schedule 6.17(b) from each State National shareholder who will receive any pan of the Stock Portion of the Merger Consideration


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                                      70

         (which Shareholder's Agreements shall have been received by Liberty at least five business days prior to Closing); (ii) evidence reasonably satisfactory to Liberty that each such shareholder will acquire any Liberty Common Stock and/or Liberty Preferred Stock 1994-A Series issuable to such shareholder in accordance with such agreement; (iii) evidence that no State National shareholder transferred record or beneficial ownership of any State National Common Stock in violation of such shareholder's Transfer Restriction Agreement; and (iv) such other evidence as Liberty may reasonably request to indicate that Liberty is entitled to rely on the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act in connection with the issuance of Liberty Preferred Stock and Liberty Common Stock as contemplated by this Agreement and exemptions from registration under the securities laws of any applicable state or other jurisdiction.

                 (j) Valuations. Liberty shall be satisfied, as a result of its investigation of State National and its Subsidiaries that the statutory capital and surplus accounts of each Subsidiary of State National as of Closing are equal to or in excess of the levels reponed as of December 31, 1992.

                 (k) Repayment of Insider Loans. Each of the insider loans designated on Schedule 4.18 for repayment prior to Closing shall have been repaid in full.

                 (l) Noncompete Agreements. Liberty shall have received each of the Noncompete Agreements contemplated by Section 6.11.

                 (m) Additional Certificates, etc. State National shall have furnished to Liberty such additional certificates, opinions and other documents as Liberty may have reasonably requested as to any of the conditions set forth in this Section 7.2.

         7.3 Conditions to the Merger Relating to State National. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of State National, prior to or at the Closing, of each of the following conditions:

                 (a) Consents, Authorizations, etc. Except for the filing of Articles of Merger with the Secretary of State of South Carolina and the Certificate of Merger with the Secretary of State of Louisiana, in addition to the approvals required by Section 7.1, all consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body or any non-governmental third party (including, without limitation, the filing of the Preferred Stock 1994-A Series Amendment with the Secretary of State of South Carolina) which are required for or in connection with the execution and delivery by Liberty of this Agreement and the consummation by Liberty of the Merger or the other transactions contemplated hereby shall have been obtained or made, if the failure to obtain such consent, authorization, or approval would have a material and adverse effect on the Merger or on the financial condition, results of operations, business or prospects of Liberty and its Subsidiaries, taken as a whole.

                 (b) Injunction, etc. At the Closing there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Liberty or State National which prohibits, restricts or delays consummation of the Merger or any of State National's conditions to consummation of the Merger.

                 (c) Representations and Warranties: Compliance with Covenants and Obligations. The representations and warranties of Liberty contained in this Agreement shall have been true and correct at the date hereof and shall also be true and correct in all material respects at and as of the Closing, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Closing, except as such representations and warranties by their terms relate only to periods of time prior to the Closing; Liberty shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and State National shall have received a certificate of the President or a Vice President of Liberty certifying, to the best of his knowledge, to the foregoing effect.


                                     -31-

                 (d) Opinion of Liberty's Counsel. State National shall have received an opinion of the General Counsel for Liberty, dated as of the Closing and in a form reasonably satisfactory to State National and its counsel:

                          (i)      To substantially the same effect as Sections
                 5.1. 5.2, 5.3 and 5.4 and, to counsel's knowledge, to substantially the same effect as Section 5.9;

                          (ii) To the effect that upon the filing of Articles of Merger with the Secretary of State of South Carolina and the Certificate of Merger with the Secretary of State of Louisiana in accordance with Section 1.2 of this Agreement, the Merger shall become effective in accordance with the terms hereof under the laws of South Carolina; and

                          (iii) To the effect that nothing has come to the attention of such counsel which leads such counsel to believe that, at the time of the State National shareholders' meeting or at the time the Proxy/Disclosure Statement was distributed to the State National shareholders or at the time of Closing, any information contained in the Proxy/Disclosure Statement (except for information furnished by State National for use therein and any financial statements and other financial and statistical data included therein, as to which such counsel need express no opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (e) Additional Certificates etc. Liberty shall have furnished to State National such additional certificates, opinions and other documents as State National may have reasonably requested as to any of the conditions set forth in this Section 7.3.

         7.4 Waiver of Conditions. Any party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject, except that the conditions contained in Section 7.1 may not be so waived.


                                   ARTICLE 8

                                    CLOSING

         8.1 Closing. Evidence of the fulfillment or waiver of the conditions set forth in Article 7 shall be provided by the parties hereto to each other at a closing (the "Closing") to be held at the offices of Watson, Blanche, Wilson & Posner, 505 North Boulevard, Baton Rouge, Louisiana at 10:00 a.m. local time, on the third business day following approval of this Agreement by the State National shareholders (or on such other date, time and place as State National and Liberty may mutually agree); provided, however, that such date shall be extended to the extent required to obtain any necessary governmental consents or approvals or the termination of any "waiting period" under the HSR Act and the rules thereunder, and provided further that the parties shall use their reasonable efforts to complete the Closing in time for the Merger to become effective by March 31, 1994.

         8.2 Documents to be Delivered at the Closing by State National. At the Closing, State National shall deliver, or cause to be delivered, to Liberty the following:

                 (a) A copy of this Agreement on which the Secretary or Assistant Secretary of State National shall have certified that the shareholders of State National have approved this Agreement and the President or a Vice President of State National shall have re-signed and acknowledged before a notary this Agreement as so certified, all in compliance with Section 12:112D of the LBCL and Section 35:511 of the Louisiana Revised Statutes.


                                     -32-

                 (b)      The certificates referred to in Section 7.2(c).

                 (c) The written resignations of the directors and officers of State National and its Subsidiaries contemplated by
         Section 7.2(d).

                 (d)      The evidence referred to in Section 7.2(e).

                 (e)      The opinion referred to in Section 7.2(f).

                 (f)      The agreements and other evidence referred to in
         Section 7.2(i), (k) and (l) (to the extent not previously delivered to Liberty).

                 (g) Each outstanding certificate formerly representing shares of State National Common Stock, properly endorsed or otherwise in proper form for transfer.

                 (h) A copy of the resolution set forth on Schedule 4.32 as adopted by the Board of Directors of State National, a copy of the resolutions of the Board of Directors of State National authorizing the execution, delivery and performance of this Agreement by State National, a copy of the resolutions of the shareholders of State National approving this Agreement, and a certificate of the Secretary or Assistant Secretary of State National, dated as of the Effective Time, that all such resolutions were duly adopted and are in full force and effect.

                 (i) The consents or other authorizations, waivers, orders and approvals required to be obtained by State National pursuant to
         Section 6.4.

                 (j)      The evidence referred to in Section 6.18.

                 (k)      The evidence referred to in Section 6.19.

                 (l) Such additional certificates, opinions and other documents as Liberty may reasonably request as to any of the conditions set forth in Section 7.2.

         8.3 Documents to be Delivered at the Closing by Liberty. At the Closing, Liberty shall deliver to State National, the following:

                 (a) The Articles of Merger and the Certificate of Merger, both executed by Liberty.

                 (b) The Preferred Stock 1994-A Series Amendment as filed with the South Carolina Secretary of State.

                 (c) Copies of the resolutions of the Board of Directors of Liberty authorizing the execution, delivery and performance of this Agreement by Liberty and establishing (and finalizing all terms of) the Liberty Preferred Stock l994-A Series, and a certificate of the Secretary or Assistant Secretary of Liberty, dated as of the Effective Time, that all such resolutions were duly adopted and are in full force and effect.

                 (d)      The certificate referred to in Section 7.3(c).

                 (e)      The opinion referred to in Section 7.3(d).

                 (f) Such additional certificates, opinions and other documents as State National may reasonably request as to any of the conditions set forth in Section 7.3.


                                     -33-

         8.4 Delivery of Stock Certificates. As soon as practicable following the Closing, Liberty shall deliver the stock certificates evidencing the shares of Liberty Common Stock and Liberty Preferred Stock to be delivered pursuant to Article 2 to the State National shareholders.


                                   ARTICLE 9

                          TERMINATION AND ABANDONMENT

         9.1 Termination and Abandonment. This Agreement and the Merger may be terminated and abandoned at any time prior to the filing of the Articles of Merger with the Secretary of State of South Carolina or the Certificate of Merger with the Secretary of State of Louisiana (the "Merger Filings"), notwithstanding any prior approval by the shareholders of State National:

                 (a) By Mutual Action. By mutual action of the Boards of Directors of State National and Liberty.

                 (b)      By Liberty. By Liberty if any condition set forth in
         Section 7.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by State National on or before June 30, 1994; provided, however, that such deadline shall be extended for up to 45 days to the extent required to obtain any required regulatory approvals or otherwise comply with any applicable regulatory requirements.

                 (c) By State National. By State National if any condition set forth in Section 7.3 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Liberty on or before June 30, 1994; provided, however, that such deadline shall be extended for up to 45 days to the extent required to obtain any required regulatory approvals or other vise comply with any applicable regulatory requirements.

                 (d) By Liberty or State National. By Liberty or State National if any action, suit or proceeding shall have been instituted by any person, or, to the knowledge of Liberty or State National, shall have been threatened by any public authority, which seeks to prohibit, restrict or delay consummation of the Merger or any of the conditions to consummation of the Merger or to limit the right of Liberty to control the business of State National and its Subsidiaries after the Effective Time, or to subject Liberty, State National, or their respective directors or officers to liability on the ground that it or they have breached any law or regulation or other vise acted improperly in relation to the transactions contemplated by this Agreement, other than an action, suit or proceeding instituted by a person other than a public authority which, in the opinion of counsel to Liberty and counsel to State National, does not have a substantial likelihood of success.

                 (e) Deadline Date. In the event that the Merger is not consummated pursuant to this Agreement on or before September 30, 1994, this Agreement may be terminated and abandoned by Liberty or State National unless the Boards of Directors of Liberty and State National shall have agreed upon an extension of time in which to consummate the Merger; provided, however, that such deadline shall be extended for up to 45 days to the extent required to obtain any required regulatory approvals or otherwise comply with any applicable regulatory requirements.

         9.2 Procedure for Termination. The termination of this Agreement by Liberty or by State National, shall be effective only upon the giving of such notice of such termination, stating the grounds for such termination and signed by each terminating party, to the other party.


                                     -34-

         9.3 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger (a) by mutual action of the Boards of Directors of Liberty and State National pursuant to Section 9.1(a); or (b) by either State National or Liberty pursuant to Sections 9.1(b), (c) or (d), no party shall have any liability hereunder (except pursuant to Sections 6.5 and 6.6, which shall survive any such termination) unless such failure to consummate or fulfill a condition is within the reasonable control of either State National or Liberty, in which case such party having reasonable control shall continue to be liable hereunder.



                                   ARTICLE 10

                        SURVIVAL OF REPRESENTATIONS AND
                             WARRANTS; INDEMNITIES

         10.1 Survival. The representations, warranties, covenants and agreements made by the Restricted Individuals, the Indemnifying Shareholders and by Liberty in this Agreement and in the schedules to this Agreement shall survive the Merger and shall not be affected by any investigation or finding made by the parties hereto prior to the date hereof or the Effective Time. The representations, warranties, covenants and agreements made by State National shall not be affected by any investigation or finding made by the parties hereto prior to the date hereof or the Effective Time, but shall not survive the Merger; such non-survival with respect to State National shall not in any way limit the liability of the Indemnifying Shareholders pursuant to this Agreement.

         10.2 Indemnification. Subject to the provisions of Sections 10.3 and 10.4 hereof:

                 (a) By the Indemnifying Shareholders and State National. Each of the Indemnifying Shareholders after the Effective Time, jointly and severally, and State National if the Closing does not occur, hereby agree to indemnify, defend and hold Liberty (and, in the case of matters relating to the Proxy/Disclosure Statement, Liberty's officers, directors and other controlling persons) harmless from and in respect of any liability, loss, cost, damage, expense, failure to collect or payment, including, without limitation, related reasonable attorneys' and accountants' fees and expenses (each such liability, loss, cost, damage, expense, payment or other item listed below being referred to herein as a "Liberty Loss") incurred or suffered as a result of any misrepresentation or breach of warranty, or failure to comply with any covenant or agreement, given or made by State National or the Indemnifying Shareholders in this Agreement.

                 (b) By Liberty. Liberty hereby agrees to indemnify, defend and hold State National and the Indemnifying Shareholders before the Effective Time, and the Indemnifying Shareholders after the Effective Time, harmless from and in respect of any liability, loss, cost, damage, expense, failure to collect or payment, including, without limitation, related reasonable attorneys' and accountants' fees and expenses (each such liability, loss, cost, damage, expense, payment or other item listed below being referred to herein as a "Shareholder Loss"), incurred or suffered as a result of any misrepresentation or breach of warranty, or failure to comply with any covenant or agreement, given or made by Liberty in this Agreement Notwithstanding the foregoing, Liberty shall not indemnify or hold State National or the Indemnifying Shareholders harmless from and in respect of any Shareholder Loss incurred or suffered as a result of the Merger not constituting a "reorganization" within the meaning of
         Section 368 of the Code.

         10.3    Indemnification Procedure: Certain Limitations.

                 (a)      Certain Definitions. For purposes of this Article 10:

                          (i)      In the case of a Liberty Loss, the
                 "Indemnified Party" shall be Liberty (and, in the case of matters relating to the Proxy/Disclosure Statement, Liberty's officers, directors


                                     -35-
                 and other controlling persons), and the "Indemnifying Party" shall be State National and the Indemnifying Shareholders prior to the Effective Time and thereafter shall be the Indemnifying Shareholders in the aggregate;

                          (ii) In the case of a Shareholder Loss, the "Indemnified Party" shall be State National and the Indemnifying Shareholders prior to the Effective Time and thereafter shall be the Indemnifying Shareholders, and the "Indemnifying Party" shall be Liberty; and

                          (iii) A "Loss" shall mean a Liberty Loss or a Shareholder Loss, as the context requires.

                 (b) Notice of Claim. The Indemnified Party shall give the Indemnifying Party a written notice (the "Notice of Claim") within 90 days of the discovery of any matter in respect of which the right to indemnification contained in Section 10.2 may be claimed; provided that the failure to give such notice within such 90-day period shall not result in the waiver or loss of any right to bring such claim hereunder after such 90-day period except to the extent the Indemnifying Party has been materially and adversely affected thereby.

                 (c) Notice of Possible Claim. In the event a claim is pending or threatened or there exists a reasonable basis for such claim and the Indemnified Party has notice of such basis, the Indemnified Party may give written notice (the "Notice of Possible Claim") of such claim to the Indemnifying Party, regardless of whether a Loss has arisen from such claim; provided, however, that any Notice of Possible Claim shall expire two years after given (the "Expiration Date"), with the effect of such expiration being that if there has not been any action or proceeding instituted or overtly threatened based on the subject matter of such notice on or before such Expiration Date, the respective Indemnifying Party or parties shall cease as of the day immediately after such Expiration Date to have any indemnification obligation with respect to such subject matter except to the extent a subsequent Notice of Claim or Notice of Possible Claim is properly given within the time specified in Section 10.3(d).

                 (d) Time Limitations. The indemnification obligations contained in Section 10.2 are subject to the limitation that a Notice of Claim or a Notice of Possible Claim for a Loss must be given hereunder on or prior to the third anniversary of the Effective Time, except for matters involving Taxes, which shall not be subject to any time limitation.

                 (e) Tax Benefit. All determinations of Losses shall be made with a view towards making the Indemnified Party whole on an after-tax, rather than a pre-tax, basis.

                 (f)      Control of Litigation.

                          (i) Subject to the provisions of subsection (ii) below, the Indemnified Party shall have the responsibility of contesting, defending, litigating or settling any claim made against the Indemnified Party (a "Third Party Claim") in respect of which the right to indemnification is claimed. The Indemnifying Party shall have the right to be represented by counsel at its or his own expense in any such contest, defense, litigation or settlement, but the Indemnified Party shall not be liable for any expense or legal fees incurred by an Indemnifying Party in any such participation. The Indemnified Party shall have the exclusive right, in its or his discretion exercised in good faith and upon the advice of counsel, to settle any such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as it or he would deem fair and reasonable if the loss resulting therefrom were to be paid by it or him, provided that at least 20 days prior to any such settlement written notice of its or his intention to settle such Third Party Claim be given to the Indemnifying Party.

                          (ii) Notwithstanding the provisions of the foregoing subsection (i), if an Indemnifying Party shall admit in writing to the Indemnified Party, within 45 days after the


                                     -36-

                 Indemnifying Party received the Notice of Claim or 15 days after such Indemnifying Party received the notice last mentioned under subsection (i) above, that any Third Party Claim is payable in full by such Indemnifying Party (in an amount equal to the amount, if any, due on the Third Party Claim as finally determined by litigation or settlement of the Third Party Claim), and if the Indemnified Party has paid all or any portion of such Third Party Claim, and the Indemnifying Party reimburses the Indemnified Party for the amount so paid, then such Indemnifying Party shall have the right and responsibility of contesting, defending, litigating or settling any matter in respect of which the right to indemnification is claimed, and all expenses (including, but not by way of limitation, legal fees) incurred by such Indemnifying Party in connection therewith shall be paid by it or him. The Indemnified Party shall have the right to be represented by counsel at its or his own expense in any such contest, defense, litigation or settlement. The Indemnifying Party shall have the exclusive right, in its or his discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it or he deems fair and reasonable, provided that at least 20 days prior to any such settlement written notice of its or his intention to settle shall be given to the Indemnified Party, and provided further, that in the event the Indemnified Party is Liberty, no such settlement may be effected, unless the settlement proposal only requires the payment of monetary damages, without Liberty's prior written consent.

         10.4 Satisfaction of Obligations. The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss within 30 days after the "Determination Date" of such Loss. For purposes of this Section, the "Determination Date" shall mean, with respect to any Loss, the date on which the amount of such Loss is determined by agreement of the Indemnified Party and the Indemnifying Party, by payment of a Third Party Claim, or by a decision rendered by a court of competent jurisdiction determining the liability of the Indemnifying Party for, and the amount of, the Loss.


                                   ARTICLE 11

                                 MISCELLANEOUS

         11.1 Specific Performance, Etc. The parties hereto acknowledge that the rights of the other party or parties to consummate the transactions contemplated hereby and the rights of Liberty to enforce Section 6.11 with respect to the Restricted Individuals are special, unique, and of extraordinary character, and that, in the event that State National or a Restricted Individual on the one hand or Liberty on the other hand violates or threatens to violate or fails and refuses to perform any covenant made by it herein, then Liberty or State National, respectively, will be without adequate remedy at law. Therefore, State National, each Restricted Individual (who is a signatory) and Liberty agrees, that, in the event that it violates, breaches, threatens to violate or breach, or fails and refuses to perform any covenant made by it herein, then the other applicable party hereto, so long as it is not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other equitable relief against the defaulting party.

         11.2 Waiver. The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

         11.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if either (a) delivered personally or by courier, (b) transmitted by telecopy mechanism,


                                     -37-
provided that any notice so given is also sent for delivery as provided in clause (a) or mailed as provided in clause (c), or (c) sent by registered or certified mail, postage prepaid, addressed to the Indemnifying Shareholders at the addresses listed on the signature pages to this Agreement and to Liberty and State National as follows (or to such other address or person as any party shall have designated by notice to the other party):

         If to Liberty            Mr. Ralph L Ogden
         or to                    The Liberty Corporation
         State National           2000 Wade Hampton Blvd.
         after the                Greenville, South Carolina 29615
         Effective Time:          Telecopier: (803) 292-4443

         with a copy to:          Mrs. Martha G. Williams
                                  The Liberty Corporation
                                  2000 Wade Hampton Blvd.
                                  Greenville, South Carolina 29615
                                  Telecopier: (803) 292-4443


         If to State National     Mr. Jack H. Cutrer
         before the Effective     State National Capital Corporation
         Time:                    224 Florida Street
                                  Baton Rouge, Louisiana 70821
                                  Telecopier: (504) 387-2504

         with a copy to:          Robert L Roland
                                  Watson, Blanche, Wilson & Posner
                                  505 North Boulevard
                                  Baton Rouge, Louisiana 70821-2995
                                  Telecopier: (504) 387-5972


         11.4 Brokers. Except as disclosed on Schedule 12.4, no broker's or finder's fee or commission is due or payable from or by any of the parties hereto, nor has any such fee or commission been earned by any other third party on behalf of any of the foregoing in connection with the negotiation and execution of this Agreement or in any other manner affecting or involving the businesses of State National and its Subsidiaries or in connection with the negotiation or execution of this Agreement, or the consummation of any transaction contemplated hereby. State National and the Indemnifying Shareholders agree to indemnify and save Liberty harmless from and against any and all claims or demands for broker's or finder's fees or commissions by or from any person or persons whatsoever, based on any arrangement made by State National. Liberty agrees to indemnify and save State National harmless from and against any and all claims or demands for broker's or finder's fees or commissions from any person or persons whatsoever based on any arrangement made by Liberty.

         11.5 Counterparts: Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may deliver an executed copy of this Agreement and an executed copy of any documents contemplated hereby by facsimile transmission to another party except when the law expressly requires physical delivery with respect to stock certificates or other special types of documents, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or such other document.

         11.6 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.



                                     -38-

         11.7 Variation and Amendment. This Agreement may be varied or amended at any time by the Boards of Directors of Liberty and State National, by written instrument executed by the parties hereto prior to filing the Articles of Merger with the Secretary of State of South Carolina and the Certificate of Merger with the Secretary of State of Louisiana; provided, however, that no amendment made subsequent to the adoption of this Agreement by the shareholders of State National shall (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for any of the shares of State National Common Stock (it being understood that this shall not restrict adjustments contemplated by and made pursuant to
Section 2.2 or 2.7), (b) alter or change any term of the articles of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of State National Common Stock.

         11.8 Schedules. Any matter described or included in any schedule delivered herewith in response to any disclosure obligation hereunder shall be deemed disclosed for all other purposes of this Agreement. The cross-references contained in the schedules delivered herewith to particular provisions of this Agreement are included therein for convenience only and shall not be deemed a part of the schedules delivered herewith or to affect the construction thereof.

         11.9 Severability. If any tenn or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. In furtherance of the foregoing, the parties intend that the covenants set forth in Section 6.11 be deemed to be separate covenants, and that if in any judicial proceeding a court shall refuse to enforce all of the separate covenants included therein because, taken together, they cover too extensive a geographic area or because any one includes too large an area or because they cover too long a period of time or are other vise too broad in scope, the parties intend that such covenants shall be reduced in scope to the extent required by law or, if necessary, eliminated from the provisions hereof, and that all remaining covenants of such Section not so affected shall remain fully effective and enforceable.

         11.10 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder;
(c) shall not be assigned, by operation of law or other vise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Louisiana


                                     -39-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their seals affixed, on the date first above written.

                                           LIBERTY:
                                           -------

[CORPORATE SEAL]                           THE LIBERTY CORPORATION


                                           By:    /s/ Martha G. Williams
                                              ---------------------------------
                                           Name:  Martha G. Williams
                                           Title: Vice President
Attest:


       /s/ Susan E. Cyr
---------------------------------
Name:  Susan E. Cyr
Title: Assistant Secretary


                                           STATE NATIONAL:
                                           --------------

[CORPORATE SEAL]                           STATE NATIONAL CAPITAL CORPORATION


                                           By:    /s/ Jack H. Cutrer
                                              ---------------------------------
                                           Name:  Jack H. Cutrer
                                           Title: President & CEO
Attest:


       /s/ Charles W. Wilson, III
---------------------------------
Name:  Charles W. Wilson, III
Title: Secretary


                         THE RESTRICTED INDIVIDUALS:
                          --------------------------


       /s/ Jack H. Cutrer                        /s/ Joseph B. Grezaffi   (L.S.)
---------------------------------         --------------------------------
Jack H. Cutrer                            Joseph B. Grezaffi

                        THE INDEMNIFYING SHAREHOLDERS:
                        -----------------------------

         /s/Jack H. Cutrer          (L.S.)                  /s/ Kenneth F. Domma     (L.S.)
-----------------------------------                ---------------------------------
Jack H. Cutrer                                     Kenneth F. Domma
929 Rodney Drive                                   6161 Overton
Baton Rouge, LA 70808                              Baton Rouge, LA 70808



         /s/ Amy Blanche Slowey     (L.S.)                  /s/ Linda W Landry       (L.S.)
-----------------------------------                ---------------------------------
Amy Blanche Slowey                                 Linda W. Landry, individually
2078 Ramsey Drive                                  and as usufructuary
Baton Rouge, LA 70808                              2278 Eliza Beaumont Lane
                                                   Baton Rouge, LA 70808


         /s/ Diana Slowey White     (L.S.)                  /s/ Polly P. Blanche     (L.S.)
-----------------------------------                ---------------------------------
Diana Slowey White                                 Polly P. Blanche
1312 Beckenham Drive                               3022 McConnell Drive
Baton Rouge, LA 70808                              Baton Rouge, LA 70809


Fred A. Blanche, III Trust                         Lauren Blanche Andrews Trust


By:     /s/ Jack H. Cutrer                         By:     /s/ Jack H. Cutrer
   --------------------------------------             ------------------------------------
   Jack H. Cutrer, Trustee                            Jack H. Cutrer, Trustee
   224 Florida Street, Box 3557                       224 Florida Street, Box 3557
   Baton Rouge, LA 70821                              Baton Rouge, LA 70821


Robert V. Blanche Trust                            Rebecca Lynn Watson Trust


By:     /s/ Jack H. Cutrer                         By:     /s/ Harvey H. Posner
   --------------------------------------             ------------------------------------
   Jack H. Cutrer, Trustee                            Harvey H. Posner, Co-Trustee
   224 Florida Street, Box 3557
   Baton Rouge, LA 70821
                                                   By:     /s/ Robert L. Roland
                                                      ------------------------------------
                                                      Robert L. Roland, Co-Trustee
                                                      P.O. Box 2995
                                                      Baton Rouge, LA 70821


Judith Elaine Watson Trust                         Janie Ann Watson Trust


By:     /s/ Harvey H. Posner                       By:     /s/ Harvey H. Posner
   -----------------------------------                ---------------------------------
   Harvey H. Posner, Co-Trustee                       Harvey H. Posner, Co-Trustee


By:     /s/ Robert L. Roland                       By:     /s/ Robert L. Roland
   -----------------------------------                ---------------------------------
   Robert L. Roland, Co-Trustee                       Robert L. Roland, Co-Trustee
   P. O. Box 2995                                     P. O. Box 2995
   Baton Rouge, LA 70821                              Baton Rouge, LA 70821


Amy Blanche Slowey Hall Trust                      Warren O. Watson Testamentary Trust


By:     /s/ Diana Slowey White                     By: City National Bank of Baton
   -----------------------------------                 Rouge, Co-Trustee
   Diana Slowey White, Co-Trustee


                                                   By      /s/ Peggy King Scott
                                                      ---------------------------------
                                                   Name:  Peggy King Scott
By:     /s/ Fred A. Blanche                        Title: Vice President & Trust Officer
   -----------------------------------
   Fred A. Blanche, III, Co-Trustee
   1312 Beckenham Drive
   Baton Rouge, LA 70808                           By:     /s/ Harvey H. Posner
                                                      ---------------------------------
                                                      Harvey H. Posner, Co-Trustee

The Mighty Mite Corporation
                                                   By:     /s/ Robert L. Roland
                                                      ---------------------------------
                                                      Robert L. Roland, Co-Trustee
By:     /s/ Charles W. Wilson, III                    P. O. Box 1231
   -----------------------------------                Baton Rouge, LA 70821
Name:  Charles W. Wilson, III
Title: President
       2615 Bickham Road
       Jackson, Louisiana 70748


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